Exhibit 10.1

Execution Version

SERIES D CUMULATIVE CONVERTIBLE PREFERRED UNIT

PURCHASE AGREEMENT

among

NUSTAR ENERGY L.P.

and

THE PURCHASERS PARTY HERETO

June 26, 2018

i

ii

iii

SERIES D CUMULATIVE CONVERTIBLE PREFERRED UNIT

PURCHASE AGREEMENT

This SERIES D CUMULATIVE CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT, dated as of June 26, 2018 (this “Agreement”), is entered into by and among NUSTAR ENERGY L.P., a Delaware limited partnership (the “Partnership”) and the purchasers set forth in Schedule A hereto (the “Purchasers”).

WHEREAS, the Partnership desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, the Series D Preferred Units (as defined below), in accordance with the provisions of this Agreement; and

WHEREAS, the Partnership has agreed to provide the Purchasers with certain registration rights with respect to the Series D Preferred Units, the PIK Units (as defined below) and the Conversion Units (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Unless otherwise defined in this Agreement, terms shall have the same meaning as in the Partnership Agreement (as defined below). As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question (provided that no portfolio company of such Person shall be considered an Affiliate of such Person). As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership Entities, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) with respect to any Purchaser that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Closing Date” means each of the Initial Closing Date and the Second Funding Closing Date.

“Code” has the meaning specified in Section 3.16.

“Committed Investment Amount” means $590 million.

“Common Equity Market Capitalization” means an amount equal to the product of the number of issued and outstanding Common Units and the average high and low sales price of the Common Units for the date immediately preceding the date of the Second Closing.

“Common Units” means common units representing limited partner interests in the Partnership.

“Confidentiality Agreements” means any confidentiality agreement entered into by the Partnership and any of the Purchasers or their Affiliates, as applicable, as may be amended from time to time.

“Consent” has the meaning specified in Section 3.14.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Conversion Units” means the Common Units issuable upon conversion of the Series D Preferred Units or PIK Units.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Disclosure Letter” means the disclosure letter provided by the Partnership to the Purchasers dated as of the date hereof.

“EIG” means collectively, EIG Management Company, LLC and FS/EIG Advisor, LLC.

“Environmental Laws” means any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety and the environment or imposing liability or standards of conduct concerning any Hazardous Materials.

“ERISA” has the meaning specified in Section 3.26.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“FCPA” has the meaning specified in Section 3.33.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means Riverwalk Logistics, L.P., the general partner of the Partnership.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau, official or other regulatory authority (including self-regulated organizations or other non-governmental regulatory authorities) or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership mean a Governmental Authority having jurisdiction over the Partnership Entities or any of their respective Properties.

“GP Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement of the General Partner, dated as of April 16, 2001, as amended from time to time.

“Hazardous Materials” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any other Environmental Law.

“Incentive Distribution Rights” has the meaning specified in Section 3.02(a).

“Indemnified Party” has the meaning specified in Section 6.03(b).

“Indemnifying Party” has the meaning specified in Section 6.03(b).

“Information Rights Agreement” means the Information Rights Agreement, to be entered into at the Initial Closing, between the Partnership and EIG, substantially in the form attached hereto as Exhibit D.

“Initial Closing” has the meaning specified in Section 2.02.

“Initial Closing Date” means June 29, 2018, or such other later date as the Partnership and the Purchasers shall agree to in writing.

“Initial Funding Amount” means, with respect to a particular Purchaser, an amount equal to the Series D Preferred Unit Purchase Price multiplied by the number of Series D Preferred Units to be purchased by such Purchaser on the Initial Closing Date pursuant to Section 2.01(a).

“Initial Purchase Price” means $399,999,992.58.

“Knowledge” means, with respect to the NuStar Parties, the actual knowledge of Brad Barron, Tom Shoaf and Daniel Oliver.

“Law” means any statute, law ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof, of any Governmental Authority.

“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, security interest, security agreement, conditional sale, trust receipt, charge or claim or a lease, consignment or bailment, preference or priority, assessment, deed of trust, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“Mandate Letter” has the meaning specified in Section 3.37.

“Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of the Partnership Entities, taken as a whole or (b) the ability of any of the Partnership Entities, as applicable, to perform their obligations under the Transaction Documents; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which the Partnership Entities operate (including changes, effects, events or occurrences generally affecting the prices of commodities); (ii) changes in any Laws or regulations applicable to the Partnership Entities or applicable accounting regulations or principles or the interpretation thereof, to the extent not directly and exclusively impacting the Partnership Entities; (iii) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other acts of God; (iv) any change in the market price or trading volume of the securities of the Partnership Entities (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (v) any failure of any of the Partnership Entities to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (vi) any legal proceedings commenced by or involving any current or former holder of equity interests in the Partnership (on their own or on behalf of the Partnership) arising out of or relating to this Agreement, the transactions contemplated hereby, the Merger Agreement or the transactions contemplated thereby; (vii) any nonpayment or nonperformance by Petróleos de Venezuela, S.A. that results in a loss of revenues or increased liabilities to the Partnership; and (viii) the execution, announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby or of a reduction in the quarterly distribution of the Partnership Entities (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Material Subsidiary Operative Document” has the meaning specified in Section 3.03.

“Material Subsidiaries” means each of the Partnership’s “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Merger Agreement” means the Agreement and Plan of Merger dated February 7, 2018 by and among the Partnership, the General Partner, NuStar GP, Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership, NSH and Riverwalk Holdings, as may be amended from time to time.

“Money Laundering Laws” has the meaning specified in Section 3.34.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that NuStar GP shall designate as a National Securities Exchange for purposes of this Agreement.

“Non-Solicitation Side Letter” means the Non-Solicitation Side Letter, to be entered into at the Initial Closing, between the Partnership, EIG and the Purchasers, substantially in the form attached hereto as Exhibit E.

“NS Preferred Units” means the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units.

“NS SEC Documents” means the Partnership’s forms, registration statements, reports, schedules and statements filed (but not furnished) by it under the Exchange Act or the Securities Act, as applicable.

“NSH” NuStar GP Holdings, LLC, a Delaware limited liability company.

“NuStar Entities” means, collectively, the Partnership and the Partnership’s Subsidiaries.

“NuStar GP” means NuStar GP, LLC, the general partner of the General Partner.

“NuStar GP LLC Agreement” means the limited liability company agreement of NuStar GP, dated as of June 5, 2000, as amended from to time in accordance with the terms thereof.

“NuStar Parties” means, collectively, NuStar GP, the General Partner and the Partnership.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 30, 2017, as amended from time to time in accordance with the terms thereof (including, as the context requires, by the Seventh A&R LPA, as it may be further amended and restated from time to time in accordance with its terms including in connection with the merger contemplated by the Merger Agreement).

“Partnership Entities” means, collectively, the NuStar Parties and NuStar Entities.

“Partnership Related Parties” has the meaning specified in Section 6.02.

“PCAOB” means the Public Company Accounting Oversight Board of the United States.

“Permits” has the meaning specified in Section 3.28.

“Permitted Transferee” has the meaning specified in Section 5.03.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Piggyback Registration Rights” means the rights described in Section 2.02 of the Registration Rights Agreement.

“PIK Units” means any additional Series D Preferred Units issued by the Partnership to the Purchasers as in-kind distributions pursuant to the Seventh A&R LPA.

“Plan” has the meaning specified in Section 3.26.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Purchaser Related Parties” has the meaning specified in Section 6.01.

“Purchasers” has the meaning specified in the introductory paragraph of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Initial Closing, between the Partnership the Purchasers, substantially in the form attached hereto as Exhibit C.

“Reimbursable Expenses” has the meaning specified in Section 8.01.

“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of June 28, 2013, among NSH and the lenders party thereto, as amended.

“Rights-of-Way” has the meaning specified in Section 3.31.

“Riverwalk Holdings” means Riverwalk Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of NSH.

“Sanctions” has the meaning specified in Section 3.35.

“SEC” means the United States Securities and Exchange Commission.

“Second Closing” has the meaning specified in Section 2.02.

“Second Funding Closing Date” means July 13, 2018, or such other later date as the Partnership and the Purchasers shall agree to in writing.

“Second Closing Eligible” means that the Partnership (i) is in compliance with all covenants contained in its outstanding debt and preferred unit instruments and (ii) has a Common Equity Market Capitalization of at least $1.5 billion.

“Second Closing Purchase Price” means $189,999,984.42.

“Second Closing Funding Amount” means, with respect to a particular Purchaser, an amount equal to the Series D Preferred Unit Purchase Price multiplied by the number of Series D Preferred Second Closing Units to be purchased by such Purchaser on the Second Funding Closing Date pursuant to Section 2.01(b).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Series A Preferred Units” shall mean the 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units issued by the Partnership.

“Series B Preferred Units” shall mean the 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units issued by the Partnership.

“Series C Preferred Units” shall mean the 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units issued by the Partnership.

“Series D Preferred Initial Closing Units” has the meaning set forth in Section 2.01(a).

“Series D Preferred Second Closing Units” has the meaning set forth in Section 2.01(b).

“Series D Preferred Unit Purchase Price” shall mean $25.38.

“Series D Preferred Units” means the Series D Cumulative Convertible Preferred Units to be issued by the Partnership.

“Seventh A&R LPA” has the meaning specified in Section 2.06(a)(ii).

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provisions of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract.

“Third-Party Claim” has the meaning specified in Section 6.03(b).

“Total Funding Amount” means, with respect to a particular Purchaser, an amount equal to the sum of (a) the Series D Preferred Unit Purchase Price multiplied by the number of Series D Preferred Initial Closing Units to be purchased by such Purchaser and (b) the Series D Preferred Unit Purchase Price multiplied by the number of Series D Preferred Second Closing Units to be purchased by such Purchaser.

“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if such Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Seventh A&R LPA, the Information Rights Agreement, the Non-Solicitation Side Letter and any and all other agreements or instruments executed and delivered in connection with the Initial Closing.

“VWAP” means the volume weighted average trading price.

Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of the Partnership and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01 Sale and Purchase.

(a) Subject to the terms and conditions hereof, at the Initial Closing, each Purchaser hereby agrees, severally and not jointly, to purchase from the Partnership, and the Partnership hereby agrees to issue and sell to each Purchaser, such Purchaser’s respective Series D Preferred Units, as set forth next to such Purchaser’s name on Schedule A hereto (the “Series D Preferred Initial Closing Units”), upon receipt by the Partnership of the Initial Purchase Price on the Initial Closing Date; and

(b) subject to the terms and conditions hereof, at the Second Closing, each Purchaser hereby agrees, severally and not jointly, to purchase from the Partnership, and the Partnership hereby agrees to issue and sell to each Purchaser, such Purchaser’s respective Series D Preferred Units, as set forth next to such Purchaser’s name on Schedule A hereto (the “Series D Preferred Second Closing Units”), upon receipt by the Partnership of the Second Closing Purchase Price on the Second Funding Closing Date.

Section 2.02 Closing. The consummation of each of (i) the purchase and sale of the Series D Preferred Initial Closing Units (the “Initial Closing”) and (ii) the purchase and sale of the Series D Preferred Second Closing Units (the “Second Closing”) shall take place at the offices of Sidley Austin LLP, 1000 Louisiana St., Suite 6000, Houston, Texas 77002 (or such other location as agreed to by the Partnership and the Purchasers).

Section 2.03 Mutual Conditions at the Initial Closing. The respective obligations of each party to consummate the purchase and sale of the Series D Preferred Initial Closing Units at the Initial Closing shall be subject to the satisfaction, on or prior to the Initial Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or under the other Transaction Documents or makes the transactions contemplated hereby or under the other Transaction Documents illegal; and

(b) there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement or the other Transaction Documents.

Section 2.04 Conditions to Each Purchaser’s Obligations at the Initial Closing. The obligation of a Purchaser to consummate its purchase of Series D Preferred Initial Closing Units shall be subject to the satisfaction on or prior to the Initial Closing Date of each of the following conditions (any or all of which may be waived by the applicable Purchaser with respect to itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16 or Section 3.18 or other representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Initial Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct in all material respects as of such date only);

(b) the Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Initial Closing Date;

(c) the NYSE shall have authorized, upon official notice of issuance, the listing of the Conversion Units;

(d) no notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units;

(e) there shall not have occurred a Material Adverse Effect; and

(f) the Partnership shall have delivered, or caused to be delivered, to the Purchaser the Partnership’s closing deliverables described in Section 2.06(a), as applicable.

Section 2.05 Conditions to the Partnership’s Obligations at the Initial Closing. The obligation of the Partnership to consummate the sale and issuance of the Series D Preferred Initial Closing Units to each Purchaser shall be subject to the satisfaction on or prior to the Initial Closing Date of each of the following conditions (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the representations and warranties of each Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Initial Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct in all material respects as of such date only);

(b) each Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Initial Closing Date; and

(c) each Purchaser shall have delivered, or caused to be delivered, to the Partnership the applicable closing deliverables described in Section 2.06(b), as applicable.

Section 2.06 Deliveries at the Initial Closing.

(a) Deliveries of the Partnership at the Initial Closing. At the Initial Closing, the Partnership shall deliver, or cause to be delivered, to the Purchasers:

(i) An opinion from Sidley Austin LLP, counsel for the Partnership, in substantially the form attached hereto as Exhibit A, which shall be addressed to the Purchasers and dated the Initial Closing Date;

(ii) A fully executed copy of the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form attached hereto as Exhibit B (the “Seventh A&R LPA”);

(iii) An executed counterpart of the Registration Rights Agreement;

(iv) An executed counterpart of the Non-Solicitation Side Letter;

(v) An executed counterpart of the Information Rights Agreement;

(vi) A fully executed “Supplemental Listing Application” approving the Conversion Units for listing by the NYSE, upon official notice of issuance;

(vii) A fully executed waiver of NuStar GP with respect to its rights under Section 5.7 of the Partnership Agreement, in substantially the form attached hereto as Exhibit F;

(viii) Evidence of issuance of the Series D Preferred Initial Closing Units credited to book-entry accounts maintained by the transfer agent of the Partnership, bearing a restrictive notation meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under this Agreement, the Partnership Agreement or the Delaware LP Act and applicable federal and state securities Laws and those created by the Purchasers;

(ix) A certificate of the Secretary or Assistant Secretary of NuStar GP, on behalf of the Partnership, dated the Initial Closing Date, certifying as to and attaching (A) the certificate of limited partnership of the Partnership, (B) the Partnership Agreement, (C) board resolutions, or resolutions of a committee thereof, authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Partnership or NuStar GP, as applicable, setting forth the name and title and bearing the signatures of such officers;

(x) A certificate of the Secretary of State of each applicable state, dated within ten Business Days prior to the Initial Closing Date, to the effect that each of the Partnership and its Material Subsidiaries (other than NuStar Terminals N.V., a private limited liability company duly established under the laws of the Netherlands Antilles and validly existing under the laws of the Netherlands and the BES-Islands) is in good standing in its jurisdiction of formation;

(xi) A certificate of the Executive Vice President and Chief Financial Officer of NuStar GP, on behalf of the Partnership, dated the Initial Closing Date, certifying, in such capacity, to the effect that the conditions set forth in Section 2.04(a) and Section 2.04(b) contained herein have been satisfied; and

(xii) A cross-receipt executed by the Partnership and delivered to the Purchasers certifying as to the amounts that it has received from the Purchasers.

(b) Deliveries of the Purchasers at the Initial Closing. At the Initial Closing, the Purchasers, shall deliver or cause to be delivered to the Partnership:

(i) A counterpart of the Registration Rights Agreement, which shall have been duly executed by each Purchaser;

(ii) A counterpart of the Non-Solicitation Side Letter, which shall have been duly executed by each Purchaser and EIG;

(iii) A cross-receipt executed by each Purchaser and delivered to the Partnership certifying that each Purchaser has received from the Partnership the number of Series D Preferred Initial Closing Units to be received by such Purchaser in connection with the Initial Closing;

(iv) a certificate of an authorized officer of each Purchaser, dated the Initial Closing Date, in his or her applicable capacity, to the effect that the conditions set forth in Section 2.05(a) and Section 2.05(b) have been satisfied;

(v) Payment of each Purchaser’s Initial Funding Amount payable by wire transfer of immediately available funds to an account designated in advance of the Initial Closing Date by the Partnership; and

(vi) A properly executed Internal Revenue Service Form W-9 from each Purchaser.

Section 2.07 Mutual Conditions at the Second Closing. The respective obligations of each party to consummate the purchase and sale of the Series D Preferred Second Closing Units at the Second Closing shall be subject to the satisfaction, on or prior to the Second Funding Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or under the other Transaction Documents or makes the transactions contemplated hereby or under the other Transaction Documents illegal; and

(b) there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement or the other Transaction Documents.

Section 2.08 Conditions to Each Purchaser’s Obligations at the Second Closing. The obligation of a Purchaser to consummate its purchase of Series D Preferred Second Closing Units shall be subject to the satisfaction on or prior to the Second Funding Closing Date of each of the following conditions (any or all of which may be waived by the applicable Purchaser with respect to itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the Partnership is Second Closing Eligible;

(b) the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16 or Section 3.18 or other representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Second Funding Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct in all material respects as of such date only);

(c) the Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Second Funding Closing Date;

(d) no notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units;

(e) there shall not have occurred a Material Adverse Effect; and

(f) the Partnership shall have delivered, or cause to be delivered, to the Purchaser the following documents:

(i) an opinion from Sidley Austin LLP, counsel for the Partnership, in substantially the form attached hereto as Exhibit A with respect to the Series D Preferred Second Closing Units purchased on the Second Funding Closing Date, which shall be addressed to the Purchasers and dated the Second Funding Closing Date;

(ii) a fully executed “Supplemental Listing Application” approving the Conversion Units, in respect of the Series D Preferred Second Closing Units, for listing by the NYSE, upon official notice of issuance, if needed;

(iii) evidence of issuance of the Series D Preferred Second Closing Units credited to book-entry accounts maintained by the transfer agent of the Partnership, bearing a restrictive notation meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under this Agreement, the Partnership Agreement or the Delaware LP Act and applicable federal and state securities Laws and those created by the Purchasers;

(iv) a certificate of the Secretary or Assistant Secretary of NuStar GP, on behalf of the Partnership, dated the Second Funding Closing Date, certifying as to and attaching (A) the certificate of limited partnership of the Partnership, (B) the Partnership Agreement, (C) board resolutions, or resolutions of a committee thereof, authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Partnership or NuStar GP, as applicable, setting forth the name and title and bearing the signatures of such officers;

(v) a certificate of the Secretary of State of each applicable state, dated within ten Business Days prior to the Second Funding Closing Date, to the effect that each of the Partnership and its Material Subsidiaries (other than NuStar Terminals N.V., a private limited liability company duly established under the laws of the Netherlands Antilles and validly existing under the laws of the Netherlands and the BES-Islands) is in good standing in its jurisdiction of formation;

(vi) a certificate of the Executive Vice President and Chief Financial Officer of NuStar GP, on behalf of the Partnership, dated the Second Funding Closing Date, certifying, in such capacity, to the effect that the conditions set forth in Section 2.08(b) and Section 2.08(c) contained herein have been satisfied; and

(vii) a cross-receipt executed by the Partnership and delivered to the Purchasers certifying as to the amounts that it has received from the Purchasers.

Section 2.09 Conditions to the Partnership’s Obligations at the Second Closing. The obligation of the Partnership to consummate the sale and issuance of the Series D Preferred Second Closing Units to each Purchaser shall be subject to the satisfaction on or prior to the Second Funding Closing Date of each of the following conditions (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the representations and warranties of each Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Second Funding Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct in all material respects as of such date only);

(b) each Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Second Funding Closing Date; and

(c) the Purchasers, shall have delivered, or caused to be delivered, to the Partnership the following documents:

(i) a cross-receipt executed by each Purchaser and delivered to the Partnership certifying that each Purchaser has received from the Partnership the number of Series D Preferred Second Closing Units to be received by such Purchaser in connection with the Second Closing;

(ii) a certificate of an authorized officer of each Purchaser, dated the Second Funding Closing Date, in his or her applicable capacity, to the effect that the conditions set forth in Section 2.09(a) and Section 2.09(b) have been satisfied; and

(iii) payment of each Purchaser’s Second Closing Funding Amount payable by wire transfer of immediately available funds to an account designated in advance of the Second Funding Closing Date by the Partnership.

Section 2.10 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The failure of any Purchaser to perform, or waiver by the Partnership of such performance, under any Transaction Document shall not excuse performance by any other Purchaser and such waiver shall not excuse performance by the Partnership with respect to any other Purchaser. Similarly, the waiver by any Purchaser of performance of the Partnership under any Transaction Document shall not excuse performance by the Partnership with respect to any other Purchaser and such waiver shall not excuse performance by the Purchaser so waiving. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 2.11 Further Assurances. From time to time after the date hereof, without further consideration, the Partnership and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AND COVENANTS RELATED TO THE PARTNERSHIP

Except as described in the Disclosure Letter, the Partnership represents and warrants to and covenants with the Purchasers as follows:

Section 3.01 Existence.

(a) Each of the Partnership Entities has been duly formed or incorporated, as the case may be, and is validly existing as a corporation, limited partnership or limited liability company, as the case may be, and is in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be, with full corporate, limited partnership or limited liability company power and authority (i) to own, lease and operate its Properties and to conduct its business as described in the NS SEC Documents, (ii) to execute and deliver this Agreement and the other Transaction Documents to which such Partnership Entity is a party and consummate the transactions contemplated hereby and thereby, (iii) in the case of the Partnership, to issue, sell and deliver the Series D Preferred Units, (iv) in the case of the General Partner, to act as the general partner of the Partnership and (v) in the case of NuStar GP, to act as the general partner of the General Partner.

(b) Each of the Partnership Entities is duly qualified to do business as a foreign limited partnership or limited liability company, as the case may be, and is in good standing in each jurisdiction where the ownership or lease of its Properties or the conduct of its business requires such qualification, except for any failures to be so qualified and in good standing that would not, individually or in the aggregate, (i) constitute a Material Adverse Effect or (ii) subject the limited partners of the Partnership to any material liability or disability.

(c) The Organizational Documents of each of the Partnership Entities have been, and, on each Closing Date, the Seventh A&R LPA will be, duly authorized, executed and delivered by the Partnership Entities, as applicable, and, assuming the due authorization, valid execution and delivery by the other parties thereto (other than the Partnership Entities), each Organizational Document is, and, on each Closing Date, the Seventh A&R LPA will be, a valid and legally binding agreement of the Partnership Entities, as applicable, enforceable against such parties in accordance with its terms; provided that, with respect to each agreement described in this Section 3.01(c), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); provided further, that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy.

Section 3.02 Capitalization and Valid Issuance of Units.

(a) As of June 22, 2018, the issued and outstanding limited partner interests of the Partnership consist of 93,183,445 Common Units, 9,060,000 Series A Preferred Units, 15,400,000 Series B Preferred Units and 6,900,000 Series C Preferred Units, and the incentive distribution rights (as defined in the Partnership Agreement, the “Incentive Distribution Rights”). All outstanding Common Units, NS Preferred Units, Incentive Distribution Rights and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). As of the date hereof, there are no, and as of the Initial Closing Date, there will be no, limited partner interests of the Partnership that are senior to, in right of distribution or liquidation, the Series D Preferred Units.

(b) NSH is the sole member of NuStar GP and owns 100% of the issued and outstanding membership interests in NuStar GP; such membership interests have been duly authorized and validly issued in accordance with the NuStar GP LLC Agreement, and are fully paid (to the extent required under the NuStar GP LLC Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act); and NSH owns such membership interests free and clear of all Liens.

(c) NuStar GP is the sole general partner of the General Partner with a 0.1% general partner interest in the General Partner; such general partner interest has been duly authorized and validly issued in accordance with the GP Partnership Agreement; and NuStar GP owns such general partner interest free and clear of all Liens.

(d) Riverwalk Holdings is the sole limited partner of the General Partner with a 99.9% limited partner interest in the General Partner; such limited partner interest has been duly authorized and validly issued in accordance with the GP Partnership Agreement and is fully paid (to the extent required under the GP Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and the Riverwalk Holdings owns such limited partner interest free and clear of all Liens.

(e) As of the date hereof, the General Partner is the sole general partner of the Partnership with a 2% general partner interest and 100% of the Incentive Distribution Rights in the Partnership; such general partner interest and Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement and, in the case of the Incentive Distribution Rights, are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and the General Partner owns such general partner interest and Incentive Distribution Rights, in each case, free and clear of all Liens.

(f) As of the date hereof, (i) Riverwalk Holdings and NuStar GP, each a direct wholly owned subsidiary of NSH, own 10,213,894 and 732 Common Units, respectively; and (ii) Riverwalk Holdings and NuStar GP own such limited partner interests free and clear of all Liens, except for Liens arising under or in connection with the Revolving Credit Agreement.

(g) The Series D Preferred Units and the limited partner interests represented thereby will be duly authorized by the Partnership pursuant to the Partnership Agreement prior to the Initial Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) with respect to each Purchaser’s Series D Preferred Units and the limited partner interests represented thereby, such Liens as are created by such Purchaser and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

(h) Except for any such preemptive rights that have been waived, there are no persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Series D Preferred Units; and, except (i) for the Series D Preferred Units to be issued pursuant to this Agreement, and the PIK Units and the Conversion Units to be issued pursuant to the Partnership Agreement, (ii) for awards issued pursuant to an equity incentive plan approved by the board of directors of NuStar GP, or (iii) as disclosed in the NS SEC Documents or to the Purchasers in writing, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Partnership securities or ownership interests in the Partnership are outstanding.

(i) Upon issuance in accordance with this Agreement and the Partnership Agreement, the PIK Units and the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) with respect to each Purchaser’s PIK Units and Conversion Units, such Liens as are created by such Purchaser and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

Section 3.03 Ownership of the Material Subsidiaries. As of the date hereof, the Partnership owns directly or indirectly 100% of the outstanding capital stock, membership interests, partnership interests or other equity interests, as the case may be, in each of the Material Subsidiaries; such stock, membership interests, partnership interests or other equity interests have been duly authorized and validly issued in accordance with the Organizational Documents of each applicable Material Subsidiary, as the case may be (the “Material Subsidiary Operative Document”), and, except in the case of the general partner interests, are fully paid (to the extent required under the applicable Material Subsidiary Operative Document) and non-assessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act or Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, as the case may be); and the Partnership and the direct owner, if applicable, owns all such stock, membership interests, partnership interests or other equity interests, as the case may be, free and clear of all Liens.

Section 3.04 NS SEC Documents. Since January 1, 2017, the NS SEC Documents have been filed on a timely basis. The NS SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequent NS SEC Document, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any such documents other than a registration statement, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 3.05 Financial Statements.

(a) The historical financial statements (including the related notes and supporting schedule) contained or incorporated by reference in the NS SEC Documents, (i) comply as to form in all material respects with the applicable accounting requirements under the Securities Act and the Exchange Act, (ii) present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods involved, in each case except to the extent disclosed therein. The other financial information of the Partnership Entities, including non-GAAP financial measures, if any, contained or incorporated by reference in the NS SEC Documents has been derived from the accounting records of the Partnership Entities, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of the Partnership that has caused it to believe that the statistical and market-related data included in the NS SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable NS SEC Documents were filed or does not comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.

(b) Since the date of the most recent balance sheet of the Partnership audited by the Partnership’s auditor, (i) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the NS SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto in all material respects and (ii) the Partnership, based on an annual evaluation of disclosure controls and procedures, is not aware of (A) any significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the ability of the Partnership to record, process, summarize and report financial information, or any material weaknesses in internal controls over financial reporting of the Partnership or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Partnership.

Section 3.06 Independent Registered Public Accounting Firm. KPMG LLP, who has audited certain financial statements of the Partnership and its consolidated subsidiaries and Navigator Energy Services, LLC and its subsidiaries, whose reports are incorporated by reference in the NS SEC Documents, is an independent registered public accounting firm as required by the Securities Act, the Rules and Regulations and the PCAOB and was an independent registered public accounting firm as required by the Securities Act, the Rules and Regulations and the PCAOB during the periods covered by the financial statements on which they reported incorporated by reference in the NS SEC Documents.

Section 3.07 No Material Adverse Change. Since December 31, 2017, except as described in the NS SEC Documents, there has not been any Material Adverse Effect.

Section 3.08 No Registration Required. Assuming the accuracy of the representations and warranties of the applicable Purchaser contained in Article IV, the issuance and sale of the Series D Preferred Units to such Purchaser pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor, to the Partnership’s Knowledge, any Person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.

Section 3.09 No Restrictions or Registration Rights. Except as described in the Partnership Agreement, there are no restrictions upon the voting or transfer of, any equity securities of the Partnership. Except for such rights that will be waived at the Initial Closing or as expressly set forth in the Registration Rights Agreement, neither the offering nor sale of the Series D Preferred Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Series D Preferred Units or other securities of the Partnership. Except as described in the Partnership Agreement, the Partnership has not granted registration rights to any Person other than the Purchasers that would provide such Person priority over the Purchasers’ rights with respect to any Piggyback Registration Rights.

Section 3.10 Litigation. Except as described in the NS SEC Documents, there are no legal or governmental proceedings pending to which any of the Partnership Entities is a party or of which any property or assets of any of the Partnership Entities are subject that, individually or in the aggregate, if resolved adversely to any Partnership Entity, has had, or would reasonably be expected to have, a Material Adverse Effect, and, to the Knowledge of the NuStar Parties, no such proceedings are threatened or contemplated by Governmental Authorities or others.

Section 3.11 No Default. None of the Partnership Entities is in (i) violation of the Organizational Documents (including, for the avoidance of doubt, the Seventh A&R LPA), (ii) violation of any statute, law, rule or regulation, or any judgment, order or decrees of any body having jurisdiction over it or (iii) breach or default (or an event which, with notice or lapse of time or both, would constitute such an event) in the performance of any term, covenant or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties is subject, which breach, default or violation, in the case of (ii) and (iii), individually or in the aggregate, has had, or would, if continued, reasonably be expected to have, a Material Adverse Effect.

Section 3.12 No Conflicts. None of the offering and sale by the Partnership of the Series D Preferred Units, the execution, delivery and performance of the Transaction Documents by the NuStar Parties or the consummation of any other transactions contemplated hereby or thereby, including the execution and delivery of the Seventh A&R LPA, (i) conflicts with or will conflict with, or constitutes or will constitute a violation of, the Organizational Documents of any of the Partnership Entities (including, for the avoidance of doubt, the Seventh A&R LPA), (ii) except as provided in the Disclosure Letter, conflicts with or will conflict with, or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the Partnership Entities is a party or by which any of them are bound or to which any of their respective properties is subject, (iii) violates or will violate any statute, law, rule or regulation, or any judgment, order or decrees of any Governmental Authority having jurisdiction over any of the Partnership Entities or any of their properties or assets, or (iv) will result in the creation or imposition of any Lien upon any property or assets of any of the Partnership Entities, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, breaches, violations, defaults or Liens as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.13 Authority; Enforceability. The Partnership has all requisite power and authority under the Partnership Agreement and the Delaware LP Act to issue, sell and deliver the Series D Preferred Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All limited partnership and limited liability company action, as the case may be, required to be taken by the Partnership Entities or any of their partners or members for the authorization, issuance, sale and delivery of the Series D Preferred Units, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Units is required under the Partnership Agreement or the rules of the NYSE in connection with the Partnership’s issuance and sale of the Series D Preferred Units to the Purchasers. Each of the Transaction Documents has been duly and validly authorized and has been or, with respect to the Transaction Documents to be delivered at the Initial Closing, will be, validly executed and delivered by the Partnership or the General Partner, as the case may be, and, to the Knowledge of the NuStar Parties, the other parties thereto. Each of the Transaction Documents constitutes, or will constitute, the legal, valid and binding obligations of the Partnership or the General Partner, as the case may be, and, to the Knowledge of the NuStar Parties, each of the parties thereto, in each case enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) provided further, that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy.

Section 3.14 Approvals. No approval, authorization, consent, waiver, license, qualification, written exemption from, or order of or filing with any Governmental Authority, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), or approval of the security holders of the Partnership (each, a “Consent”), is required in connection with the issuance and sale of the Series D Preferred Units by the Partnership, the execution, delivery and performance of this Agreement and the other Transaction Documents by the NuStar Parties party hereto or thereto and the consummation by the NuStar Parties of the transactions contemplated hereby or thereby, other than Consents (a) required by the SEC or NYSE in connection with the Partnership’s obligations under the Registration Rights Agreement, (b) required under the state securities or “Blue Sky” Laws, (c) that have been, or prior to the Initial Closing Date or the Second Funding Closing Date, as applicable, will be, obtained and (d) Consents, the absence or omission of which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.15 Distribution Restrictions. None of the Partnership Entities is currently prohibited, directly or indirectly, from paying any dividends or other distributions, as applicable, to the Partnership, from repaying to the Partnership any loans or advances to such Partnership Entity from the Partnership or from transferring any of such Partnership Entity’s property or assets to the Partnership or any other Partnership Entity of the Partnership, except as (i) described in or contemplated by the Organizational Documents of the Partnership Entities or the NS SEC Documents or the Disclosure Letter or (ii) with respect to any Partnership Entities pending liquidation on the date hereof, where such prohibition would not have a Material Adverse Effect.

Section 3.16 MLP Status. Except as provided in the Disclosure Letter, the Partnership is, and has been since its formation, properly classified for U.S. federal income tax purposes as a partnership and each Subsidiary is, and has been since its formation, properly classified as a partnership or as an entity disregarded as separate from its owner. For the taxable year including the Partnership’s initial public offering and for each taxable year thereafter, the Partnership has met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and otherwise satisfied the requirements for treatment as a “publicly traded partnership” (within the meaning of Section 7704(b) of the Code). The Partnership expects to meet these requirements for its current taxable year.

Section 3.17 Investment Company Status. None of the Partnership Entities is, and as of each Closing Date and, immediately after giving effect to the offer and sale of the Series D Preferred Units and the application of the proceeds therefrom, none of them will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended.

Section 3.18 Certain Fees. No Purchaser is required to pay any broker, finder or investment banker any brokerage, finder’s or other fee or commission with respect to the sale to such Purchaser of any of the Series D Preferred Units or the consummation of the transactions contemplated by this Agreement as a result of arrangements made by any Partnership Entities. The Partnership agrees that it will indemnify and hold harmless the Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Partnership Entities or alleged to have been incurred by the Partnership Entities in connection with the sale of the Series D Preferred Units or the consummation of the transactions contemplated by this Agreement.

Section 3.19 Labor and Employment Matters. No labor dispute by the employees that are engaged in the business of any of the Partnership Entities exists or, to the Knowledge of the Partnership, is imminent that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.20 Insurance. The Partnership Entities maintain insurance covering their Properties, operations, personnel and businesses against such losses and risks and in such amounts as is commercially reasonable for the conduct of their respective businesses and the value of their respective Properties. None of the Partnership Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance. The Partnership Entities are in compliance with the terms of such policies in all material respects, and all such insurance is duly in full force and effect on the date hereof. There are no material claims by the Partnership Entities under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and the Partnership Entities have not been notified in writing that they will be denied renewal of their existing insurance coverage as and when such coverage expires or will be unable to obtain similar coverage from similar insurers as may be necessary to continue their businesses at a cost that would not reasonably be expected to have a Material Adverse Effect.

Section 3.21 Internal Controls. Except as described in the NS SEC Documents, the Partnership Entities, taken as a whole, maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.22 Disclosure Controls and Procedures. (a) To the extent required by Rule 13a-15 under the Exchange Act, the Partnership has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (b) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports to be filed or submitted under the Exchange Act is accumulated and communicated to management of the Partnership, including the principal executive officer and principal financial officer of NuStar GP, as appropriate, to allow timely decisions regarding required disclosure to be made and (c) to the extent required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

Section 3.23 Sarbanes-Oxley. The Partnership and, to the Partnership’s Knowledge, NuStar GP’s directors or officers, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 3.24 Listing and Maintenance Requirements. The Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting. The issuance and sale of the Series D Preferred Units, the Conversion Units and the PIK Units do not contravene NYSE rules and regulations.

Section 3.25 Environmental Compliance. Each of the Partnership Entities (i) is in compliance with Environmental Laws, (ii) has received all permits, licenses or other approvals required of such entity under applicable Environmental Laws to conduct its businesses, (iii) is in compliance with all terms and conditions of any such permits, licenses or approvals and (iv) does not have any liability in connection with the release into the environment of any Hazardous Material, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or approvals, failure to comply with the terms and conditions of such permits, licenses or approvals or liability in connection with such releases would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

Section 3.26 ERISA Compliance. (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for which any of the Partnership Entities or any member of the “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) of any of the Partnership Entities would have any liability (each a “Plan”) has been maintained in all material respects in compliance with its terms and with the material requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (within the meaning of Section 4043(c) of ERISA and for which the 30-day reporting requirement has not been waived) has occurred or is reasonably expected to occur, (b) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (c) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined on an ongoing basis based on those assumptions used to fund such Plan) and (d) none of the Partnership Entities or any member of the Controlled Group of any of the Partnership Entities has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the United States Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA), in each case that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and (iii) each Plan that is intended to be qualified under Section 401(a) of the Code and that is an individually designed plan has been determined by the Internal Revenue Service to be so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

Section 3.27 Tax Returns; Taxes. Each of the Partnership Entities has timely filed (taking into account permitted extensions) all federal and state income Tax Returns and all other material Tax Returns and all Taxes owed by the Partnership Entities or for which the Partnership Entities may be liable which are or have become due have been paid in full, except for Taxes that are being contested in good faith by appropriate proceedings and for which the Partnership Entities have set aside on their books adequate reserves. There is no material claim against the Partnership and, no material assessment, deficiency, or adjustment has been asserted, proposed or, to the Knowledge of the Partnership Entities, threatened with respect to any Taxes or Tax Returns of or with respect to the Partnership Entities. No material Tax audits or administrative or judicial proceedings are being conducted, pending or to the knowledge of the Partnership Entities, threatened with respect to the Partnership Entities.

Section 3.28 Permits. Each of the Partnership Entities has such permits, consents, licenses, franchises, certificates and authorizations of Governmental Authorities (“Permits”) as are necessary to own its properties and to conduct its businesses in the manner described in the NS SEC Documents, subject to such qualifications as may be set forth in the NS SEC Documents and except for such permits which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; each of the Partnership Entities has fulfilled and performed all its material obligations with respect to the Permits which are due to have been fulfilled and performed by such date, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any other impairment of the rights of the holder of any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect; and, except as described in the NS SEC Documents, none of the Permits contain any restriction that is materially burdensome to the Partnership Entities considered as a whole.

Section 3.29 Required Disclosures and Descriptions. There are no legal or governmental proceedings or contracts or other documents of a character required to be described in the NS SEC Documents that are not described and filed as required.

Section 3.30 Title to Property. Each of the Partnership Entities has good and indefeasible title to all real property and good and marketable title to all personal property described in the NS SEC Documents as being owned by them, in each case free and clear of all Liens, encumbrances and defects, except (i) such as are described in the NS SEC Documents, (ii) such as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described, and subject to the limitations contained, in the NS SEC Documents or (iii) such as would not reasonably be expected to have a Material Adverse Effect; all real property and buildings held under lease or license by the Partnership Entities are held by them under valid and subsisting and enforceable leases or licenses with such exceptions as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are expected to be used in the future as described in the NS SEC Documents. For purposes of this Agreement, the phrase “good and indefeasible title” to all real property shall mean, with respect to any real property interest, and subject to the terms, conditions, and provisions contained in the realty deeds and leases creating such real property interest, that the ownership, rights, possession and title in the jurisdiction and locale where the real property interest is located, is in each case legally sufficient in all material respects to conduct the business and operations of the Partnership Entities as described in the NS SEC Documents, as such business and operations relate to the location of such real property interest, and is free and clear of all Liens excepting (in each case) permitted encumbrances, such title defects, and imperfections, limitations, correlative rights, or appurtenant rights or obligations contained in, arising from or created by the instrument under which any of the Partnership Entities hold title to such real property interest or contained in its chain of title thereto, which do not materially and adversely affect current or intended use or operation of the subject real property interest or which are capable of being routinely addressed, cured, avoided or assumed in the ordinary course of business and land management of the Partnership Entities.

Section 3.31 Rights-of-Way. Each of the Partnership Entities has such consents, easements, rights-of-way or licenses from any person (“Rights-of-Way”) as are necessary to conduct their business in the manner described in the NS SEC Documents subject to such qualifications as may be set forth in the NS SEC Documents, and except for such Rights-of-Way which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; each of the Partnership Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have a Material Adverse Effect; and, except as described in the NS SEC Documents, none of such Rights-of-Way contains any restriction that is materially burdensome to the Partnership Entities considered as a whole.

Section 3.32 Form S-3 Eligibility. The Partnership is eligible to register the Conversion Units and the Series D Preferred Units for resale by the Purchasers under Form S-3 promulgated under the Securities Act.

Section 3.33 FCPA. None of the Partnership Entities, nor any director or officer, nor to the Knowledge of the NuStar Parties, any agent, employee or Affiliate of any of the Partnership Entities is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of (i) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) the Bribery Act 2010 of the United Kingdom; or (iii) any similar Law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Partnership Entities have conducted their businesses in compliance with applicable anti-corruption Laws to which they may be subject; and the Partnership Entities and, to the Knowledge of the NuStar Parties, their Affiliates have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 3.34 Money Laundering Laws. The operations of the Partnership Entities are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements and the money laundering statutes of jurisdictions where the Partnership Entities conduct business and rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving any of the Partnership Entities with respect to the Money Laundering Laws is pending or, to the Knowledge of the NuStar Parties, threatened.

Section 3.35 OFAC. None of the Partnership Entities, nor any director or officer, nor to the Knowledge of the NuStar Parties, any agent, employee or Affiliate of any Partnership Entitles, is the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) nor are any of the Partnership Entities controlled by an individual or entity that is currently the subject or target of any Sanctions; and the Partnership will not directly or indirectly use the proceeds of the sale of the Series D Preferred Units, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person or entity, or in any country or territory, that at the time of such financing is the subject of any Sanctions.

Section 3.36 Related Party Transactions. Except as described in the NS SEC Documents, no Partnership Entity has, directly or indirectly (a) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the General Partner or its Affiliates, or to or for any family member or Affiliate of any directors or executive officers of the General Partner or its Affiliates or (b) made any material modification to the term of any personal loan to any director or executive officer of the General Partner or its Affiliates, or any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates.

Section 3.37 No Side Agreements. As of the date hereof, other than that certain Mandate Letter, dated as of May 30, 2018, between the Partnership and EIG Management Company, LLC (the “Mandate Letter”), and the Confidentiality Agreement, there are no binding agreements by, among or between (a) the Partnership or any of its Affiliates, on the one hand, and (b) any Purchaser or any of their respective Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Transaction Documents, and there are no agreements expressly modifying, amending or waiving any provision of any of the Transaction Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE

PURCHASERS

Each of the Purchasers, severally but not jointly, represents and warrants and covenants to the Partnership as follows with respect to itself:

Section 4.01 Existence. Each Purchaser is duly organized and validly existing and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02 Authorization; Enforceability. Each Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party. The execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. Each of the Transaction Documents to which such Purchaser is a party has been duly executed and delivered by such Purchaser, where applicable, and constitutes a legal, valid and binding obligation of such Purchaser; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 4.03 No Breach. The execution, delivery and performance of the Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the Organizational Documents of such Purchaser, or (c) violate any Law of any Governmental Authority or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by such Transaction Documents.

Section 4.04 Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Series D Preferred Units or the consummation of the transactions contemplated by this Agreement, except for fees or commissions for which the Partnership is not responsible. Each Purchaser agrees to indemnify and hold harmless the Partnership from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser, or alleged to have been incurred by such Purchaser in connection with the purchase of the Series D Preferred Units or the consummation of the transactions contemplated by this Agreement.

Section 4.05 Unregistered Securities.

(a) Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Series D Preferred Units, the PIK Units and the Conversion Units, as applicable. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Series D Preferred Units and the Conversion Units, as applicable.

(b) Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of the Partnership that have been requested and materials relating to the offer and sale of the Series D Preferred Units and Conversion Units that have been requested by such Purchaser. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of the Partnership. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchasers and its Representatives shall modify, amend or affect such Purchasers’ right (i) to rely on the Partnership’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that its purchase of the Series D Preferred Units involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Series D Preferred Units.

(c) Residency. Such Purchaser shall cooperate reasonably with the Partnership to provide any information necessary for any applicable securities filings.

(d) Legends. Such Purchaser understands that, until such time as the Series D Preferred Units, the PIK Units and the Conversion Units, as applicable, have been sold pursuant to an effective registration statement under the Securities Act, or the Series D Preferred Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Series D Preferred Units will bear a restrictive legend as provided in the Partnership Agreement.

(e) Purchase Representation. Such Purchaser is purchasing the Series D Preferred Units for its own account and not with a view to distribution in violation of any Laws. Such Purchaser has been advised and understands that neither the Series D Preferred Units, the PIK Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that the Partnership, in issuing the Series D Preferred Units, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(f) Rule 144. Such Purchaser understands that there is no public trading market for the Series D Preferred Units or the PIK Units, that none is expected to develop and that the Series D Preferred Units and the PIK Units must be held indefinitely unless and until the Series D Preferred Units, the PIK Units or the Conversion Units, as applicable, are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(g) Reliance by the Partnership. Such Purchaser understands that the Series D Preferred Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Series D Preferred Units and the PIK Units, and the Conversion Units issuable upon conversion thereof.

Section 4.06 Sufficient Funds. Such Purchaser will have available to it (i) at the Initial Closing sufficient funds to enable such Purchaser to pay in full at the Initial Closing the entire amount of such Purchaser’s Initial Funding Amount in immediately available cash funds, and (ii) at the Second Closing sufficient funds to enable such Purchaser to pay in full at the Second Closing the entire amount of such Purchaser’s Second Closing Funding Amount in immediately available cash funds.

Section 4.07 No Prohibited Trading. Prior to the date hereof, such Purchaser has not (a) other than to a Permitted Transferee, offered, sold, contracted to sell, sold any option or contract to purchase, purchased any option or contract to sell, granted any option, right or warrant to purchase, lent, or otherwise transferred or disposed of, directly or indirectly, any of the Series D Preferred Units, or (b) directly or indirectly engaged in any short sales or other derivative or hedging transactions with respect to the Series D Preferred Units, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Series D Preferred Units, regardless of whether any transaction described in this Section 4.07 is to be settled by delivery of Series D Preferred Units, Common Units or other securities, in cash or otherwise.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business. During the period commencing on the date of this Agreement and ending on the Second Funding Closing Date, except as described in the Disclosure Letter, each of the Partnership Entities will use commercially reasonable efforts to (i) conduct its business in the ordinary course of business (other than as contemplated by the Merger Agreement) and (ii) preserve intact its existence and business organization, Permits, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Partnership Entities (or any of them), to the extent the Partnership believes in its sole discretion that such relationships are and continue to be beneficial to the Partnership Entities and their businesses; provided, however, that during such period, the Partnership shall provide reasonably prompt written notice to the Purchasers regarding any material adverse developments in respect of the foregoing. Prior to the Second Closing, none of the Partnership Entities will (i) modify, amend or waive in any material respect any provision of the Partnership Agreement that is material to (A) the rights of the Partnership or (B) the rights of the Purchasers, in their capacity as purchasers of the applicable Series D Preferred Units or (ii) authorize, issue or reclassify any (A) equity securities of the Partnership ranking on parity with or senior to the Series D Preferred Units or (B) debt securities of the Partnership convertible into any of the foregoing, in each case without the prior written consent of the Purchasers possessing the right to acquire not less than a majority of the Series D Preferred Units.

Section 5.02 Listing of Units. Prior to the Initial Closing, the Partnership will use its commercially reasonable efforts to obtain approval for listing, subject to notice of issuance, of the Conversion Units on the NYSE.

Section 5.03 Lock-up Agreement. Without the prior written consent of the Partnership, except as specifically provided in this Agreement or as otherwise provided in the Partnership Agreement, each Purchaser of Series D Preferred Units and its Affiliates shall not, (a) during the period commencing on the Initial Closing Date and ending forty-five (45) days following the Initial Closing Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Units, (b) during the period commencing on the Initial Closing Date and ending on the first anniversary following the Initial Closing Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Series D Preferred Units, (c) during the period commencing on the Initial Closing Date and ending on the second anniversary of the Initial Closing Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to any equity securities of the Partnership, (d) transfer any Series D Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Series D Preferred Units, regardless of whether any transaction described in clauses (b) through (d) above is to be settled by delivery of Series D Preferred Units, Common Units or other securities, in cash or otherwise, (e) effect any transfer of Series D Preferred Units or Conversion Units in a manner that violates the terms of the Partnership Agreement, or (f) transfer any Series D Preferred Units to a competitor (as defined in the Seventh A&R LPA); provided, however, that such Purchaser may pledge all or any portion of its Series D Preferred Units to any holders of obligations owned by such Purchaser, including to the trustee for, or Representative of, such Purchaser; provided, further, that such Purchaser may transfer any Series D Preferred Units to (i) an Affiliate of such Purchaser, (ii) any other Purchaser or (iii) any of the Persons listed on Schedule C hereto (each, a “Permitted Transferee”), in each case subject to compliance with clauses (c), (d), (e) and (f) above and provided that (x) the Partnership is given written notice prior to any said transfer or assignment made prior to the Series D Initial Distribution Date (as defined in the Partnership Agreement), stating the name and address of each such transferee or assignee and identifying the securities with respect to which such transfer or assignment is being made and (y) such Person agrees to be bound by the provisions of this Section 5.03. After the first anniversary of the Initial Closing Date, each Purchaser or holder may only transfer Series D Preferred Units involving an underlying value of Common Units in an amount not less than $50 million based on the closing trading price of Common Units on the date immediately preceding such transfer on the NYSE or other National Securities Exchange on which the Common Units are then listed for trading (or such lesser amount if it (x) constitutes the remaining holdings of the Purchaser or holder or (y) has been approved by the General Partner, in its sole discretion), subject to compliance with applicable securities Laws, the Partnership Agreement and, for the avoidance of doubt, clause (c), (d), (e) and (f) above.

Section 5.04 Tax Matters.

(a) The Partnership will (i) treat the conversion of the Series D Preferred Units into Common Units (or payment of Common Units with respect to the Partnership’s redemption of the Series D Preferred Units) as an exercise of a noncompensatory option within the meaning of Treasury Regulation Section 1.761-3 and the Partnership will use commercially reasonable efforts to cooperate with the Purchasers to minimize the recognition of the taxable income by the Purchasers on such conversion or redemption (including by providing the information described in Section 5.04(b) and cooperating with Purchaser to avoid or minimize corrective allocations pursuant to Section 6.2(i) of the Partnership Agreement (or similar allocations of taxable income) in connection with such conversion or redemption) and (ii) in connection with an acquisition, conveyance, exchange, merger, transfer or other plan which causes the Partnership (or a successor to the Partnership) to be taxable as a corporation for U.S. federal income tax purposes, use commercially reasonable efforts to cooperate with the Purchasers or Affiliates holding Series D Preferred Units or Common Units issued upon the conversion or redemption of Series D Preferred Units to allow an entity that is classified as a corporation for U.S. federal income tax purposes that is directly or indirectly owned by a Purchaser or its Affiliate (a “blocker corporation”) to merge into or otherwise combine with the corporation in a tax-deferred transaction; provided such blocker corporation is, at all times since its formation through the date of such merger or combination, a special purpose entity that has held no assets and has had no other business operations other than directly or indirectly holding Series D Preferred Units or Common Units, and a party reasonably satisfactory to the Partnership provides customary tax and other representations and warranties and indemnities relating to the blocker corporation and ownership thereof; provided, further, in the case of each of (i) and (ii), any action that would have a material adverse effect on the Partnership or its partners in the aggregate (other than the Purchasers and their Affiliates) shall be deemed to not be commercially reasonable.

(b) The Partnership will after the second anniversary of the Closing Date, upon written request by any Purchaser, provide each Purchaser, within a commercially reasonable time after the Partnership’s receipt of such request, a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property on the date of such request such that, if any of such Purchaser’s Series D Preferred Units were converted to, or redeemed for, Common Units and such Unrealized Gain was allocated to such Purchaser pursuant to Section 6.1(d)(xii) of the Partnership Agreement (taking proper account of allocations of higher priority), such Purchaser’s Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for an Initial Common Unit without any need for corrective allocations under Section 6.2(i) of the Partnership Agreement (or similar allocations of taxable income). The Purchasers, together with their Affiliates, shall not, in the aggregate, be entitled to make a request pursuant to this Section 5.04(b) more than four times per calendar year. Purchaser shall bear and pay all reasonable out-of-pocket costs incurred by the Partnership relating to the third and fourth requests, including costs charged by the Partnership’s accounting firm.

(c) Absent a change in Law or the issuance of contrary administrative or regulatory guidance from the U.S. Treasury or the Internal Revenue Service, the Partnership will report Section 707(c) guaranteed payments on the Series D Preferred Units for the taxable year as eligible for the deduction under Section 199A of the Code to the extent the Partnership’s income during the same taxable year is eligible for the deduction under Section 199A of the Code.

Section 5.05 Use of Proceeds. The Partnership shall use the proceeds of the offering of the Series D Preferred Units to repay indebtedness of the Partnership or for general partnership purposes.

ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01 Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by the Partnership contained herein to be true and correct in all material respects (other than those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16 or Section 3.18 or other representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of each Closing Date (except for any representations and warranties made as of a specific date, which shall be required to be true and correct in all material respects as of such date only) or (b) the breach of any covenants of the Partnership contained herein; provided that, in the case of the immediately preceding clause (a), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made; and provided, further, that the aggregate liability of the Partnership to each Purchaser and its Representatives pursuant to this Section 6.01 shall not be greater in amount than such Purchaser’s Total Funding Amount as of the date of the Indemnification notice described in Section 6.03(a), and the aggregate liability of the Partnership to all Purchasers and their respective Representatives pursuant to this Section 6.01 shall not exceed the sum of the Initial Closing Purchase Price and the Second Closing Purchase Price. No Purchaser Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 6.01; provided, however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are payable to a third party in connection with any Third-Party Claims.

Section 6.02 Indemnification by the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner, NuStar GP and their respective Representatives (collectively, “Partnership Related Parties”) from, all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct in all respects) or (b) the breach of any of the covenants or obligations of any such Purchaser contained herein (including failure to deliver payment pursuant to such Purchaser’s Total Funding Amount); provided that, in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation or warranty; and provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Partnership Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; and provided, further, that the liability of any Purchaser shall not be greater in amount than the sum of such Purchaser’s Total Funding Amount plus any distributions paid to such Purchaser with respect to the Series D Preferred Units. No Partnership Related Party shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 6.02; provided, however, that such limitation shall not prevent any Partnership Related Party from recovering under this Section 6.02 for any such damages to the extent that such damages are payable to a third party in connection with any Third-Party Claims.

Section 6.03 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Section 6.01 and Section 6.02.

(b) Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the

Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

Section 6.04 Tax Matters. All indemnification payments under this Article VI shall be treated as adjustments to the applicable Purchaser’s Total Funding Amount for all Tax purposes except as otherwise required by applicable Law.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Initial Closing:

(a) by mutual written consent of the Partnership and the Purchasers possessing the right to acquire not less than majority of the Series D Preferred Units;

(b) by written notice from either the Partnership or the Purchasers possessing the right to acquire not less than majority of the Series D Preferred Units, if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action is or shall have become final and nonappealable; or

(c) by written notice from the Partnership or a Purchaser, with respect to itself but not any other Purchaser, if the Initial Closing does not occur by 11:59 p.m. on June 29, 2018; provided, however, that no party may terminate this Agreement pursuant to this Section 7.01(c) if such party is, at the time of providing such written notice, in breach of any of its obligations under this Agreement.

Section 7.02 Certain Effects of Termination. In the event that this Agreement is terminated pursuant to Section 7.01:

(a) except as set forth in Section 7.02 or 8.03, this Agreement shall become null and void and have no further force or effect, but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination;

(b) each of the Confidentiality Agreements shall remain in effect until such Confidentiality Agreement expires in accordance with its terms.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Expenses. At the Initial Closing, the Partnership shall pay the transaction fees to each of the entities identified on Schedule D for their own accounts in the amounts designated in Schedule D attached hereto. The transaction fees are fully earned and shall be due and payable in full at the Initial Closing. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses; provided that, if the Initial Closing occurs, promptly following receipt of an invoice therefor containing reasonable supporting detail, the Partnership shall reimburse the Purchasers for all of their reasonable out-of-pocket transaction fees and expenses, including fees and expenses incurred in respect of the Purchasers’ advisors (including legal advisors), actually incurred by the Purchasers prior to the Initial Closing in connection with due diligence, negotiation and consummation of the transactions contemplated by the Transaction Documents (such fees and expenses, collectively, the “Reimbursable Expenses”) up to an amount not to exceed $725,000; provided further that, if (a) the Initial Closing does not occur or (b) this Agreement is terminated pursuant to Section 7.01 for any reason other than the Purchaser’s failure to perform, then the Partnership shall reimburse the Purchasers for their Reimbursable Expenses up to an amount not to exceed $800,000 upon the Initial Closing Date or the date of such termination of this Agreement, as applicable; it being understood that the expense caps set forth in this Section 8.01 shall be reduced by any amounts actually paid by the Partnership to the Purchasers in respect of the Reimbursable Expenses prior to the Initial Closing.

Section 8.02 Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word

“including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 8.03 Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.13, Section 3.16, Section 3.18, Section 4.01, Section 4.02, Section 4.04, Section 4.05(a), Section 4.05(b) and Section 4.05(e) hereunder shall survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Section 3.27 shall survive until 60 days after the applicable statute of limitations (taking into account any extensions thereof) and the other representations and warranties set forth herein shall survive for a period of 12 months following the Second Funding Closing Date, regardless of any investigation made by or on behalf of the Partnership, the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Initial Closing and remain operative and in full force and effect regardless of acceptance of any of the Series D Preferred Units and payment therefor and repayment, conversion or repurchase thereof. Regardless of any purported general termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations thereunder, Article VII and this Article VIII shall remain operative and in full force and effect, unless the applicable parties execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations.

Section 8.04 No Waiver: Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document (except in the case of the Partnership Agreement for amendments adopted pursuant to the provisions thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure by the Partnership from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 8.05 Binding Effect; Assignment.

(a) This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b) Subject to Section 5.04, each Purchaser may assign its rights and obligations under this Agreement to any fund, account or company managed, advised or sub-advised by EIG or any Permitted Transferee; provided that any such assignment shall not relieve such Purchaser of any of its obligations hereunder.

Section 8.06 Non-Disclosure.

(a) This Agreement shall not impact the terms and provisions of any of the Confidentiality Agreements. The Confidentiality Agreements shall continue to be in full force and effect, pursuant to the terms and conditions thereof.

(b) Other than filings made by the Partnership with the SEC, the Partnership and any of its Representatives may disclose the identity of, or any other information concerning, the Purchasers or any of their respective Affiliates only after providing the Purchasers a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.06 shall delay any required filing or other disclosure with the NYSE or any Governmental Authority or otherwise hinder the NuStar Entities’ or their Representatives’ ability to timely comply with all Laws or rules and regulations of the NYSE or other Governmental Authority.

(c) Notwithstanding anything to the contrary in this Section 8.06, the Partnership and the General Partner agree that each Purchaser may (i) publicize its ownership in the Partnership, as well as the identity of the Partnership, the size of the investment and its pricing terms with respect to the Series D Preferred Units on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Partnership’s logo in conjunction with any such reference.

(d) Except as described in Section 8.06(b), prior to making any public statements or issuing any press releases with respect to the transactions contemplated by the Transaction Documents, each party will consult with the other parties hereto and consider in good faith any comments provided by such other parties; provided that no party will make any public statement or issue any press release that attributes comments to any other party or that indicates the approval of any other party of the contents of any such public statement or press release (or portion thereof) without the prior written approval of the other parties hereto.

Section 8.07 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, electronic mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses

(a)	If to the Purchasers, to the addresses set forth on Schedule A.

(b)	If to the Partnership, to:

NuStar Energy L.P.

19003 IH-10 West

San Antonio, Texas 78257

Attention: Amy L. Perry, Senior Vice President, General Counsel and Corporate

Secretary

with a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana Street

Suite 6000

Houston, TX 77002

Attention: George J. Vlahakos

Email: gvlahakos@sidley.com

or to such other address as the Partnership or the Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile, if sent via facsimile; when sent, if sent by electronic mail prior to 5:00 p.m. Houston, Texas time on a Business Day, or on the next succeeding Business Day, if not; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.08 Removal of Legend. In connection with a sale of Series D Preferred Units, PIK Units or Conversion Units by a Purchaser in reliance on Rule 144 promulgated under the Securities Act, the applicable Purchaser or its broker shall deliver to the Partnership a broker representation letter providing to the Partnership any information the Partnership deems necessary to determine that the sale of such Series D Preferred Units, PIK Units or Conversion Units is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that the Purchaser is not an affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the such units have been held. Upon receipt of such representation letter, the Partnership shall promptly remove the notation of a restrictive legend in such Purchaser’s book-entry account maintained by the Partnership, including the legend referred to in Section 4.05, and the Partnership shall bear all costs associated with the removal of such legend in the Partnership’s books. At such time as the Series D Preferred Units, PIK Units or Conversion Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by any Purchaser for more than one year where such Purchaser is not, and has not been in the preceding three months, an affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act), if the book-entry account of such Purchaser still bears the notation of the restrictive legend referred to in Section 4.05, the Partnership agrees, upon request of the Purchaser or its permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05, and the Partnership shall bear all costs associated with the removal of such legend in the Partnership’s books, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assignee provides to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act), a covenant to inform the Partnership if it should thereafter become an affiliate (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been held. The Partnership shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 4.05 at any time such legend is no longer appropriate.

Section 8.09 Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreements and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to in this Agreement, the other Transaction Documents or the Confidentiality Agreements with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates. This Agreement, the other Transaction Documents, the Confidentiality Agreements and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings among the parties with respect to such subject matter.

Section 8.10 Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.12 Exclusive Remedy.

(a) Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may (at any time prior to the valid termination of this Agreement pursuant to Article VII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b) The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 8.12(a).

Section 8.13 No Recourse Against Others.

(a) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchasers. No Person other than the Partnership or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Partnership and the Purchasers hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.

(b) Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Partnership and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person in respect of the transactions contemplated hereby, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Partnership and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

Section 8.14 No Third-Party Beneficiaries. Except as set forth in Article VI, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Partnership, the Purchasers and, for purposes of Section 8.13 only, any member, partner, stockholder, Affiliate or Representative of the Partnership or the Purchasers, or any member, partner, stockholder, Affiliate or Representative of any of the foregoing, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

NUSTAR ENERGY L.P.

By: RIVERWALK LOGISTICS, L.P., its General Partner

By: NUSTAR GP, LLC, its General Partner

By:	/s/ Thomas R. Shoaf
Name:	Thomas R. Shoaf
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Purchase Agreement]

EIG NOVA EQUITY AGGREGATOR, L.P.

By: EIG Nova Equity GP, LLC its general partner

By: EIG Asset Management, LLC its managing member

By:	/s/ Richard K. Punches, II
Name:	Richard K. Punches, II
Title:	Managing Director

By:	/s/ Matthew Hartman
Name:	Matthew Hartman
Title:	Senior Vice President

FS ENERGY AND POWER FUND

By: FS/EI Advisor, LLC, its Investment Advisor

By:	/s/ Richard K. Punches, II
Name:	Richard K. Punches, II
Title:	Authorized Person

By:	/s/ Matthew Hartman
Name:	Matthew Hartman
Title:	Authorized Person

[Signature Page to Purchase Agreement]

Exhibit A

Form of Opinion of Sidley Austin LLP

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 6000 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 FAX AMERICA • ASIA PACIFIC • EUROPE

June [•], 2018

EIG Nova Equity Aggregator, L.P.

c/o EIG Management Company, LLC

333 Clay Street, Suite 3500

Houston, Texas 77002

and

FS Energy and Power Fund

c/o EIG Management Company, LLC

1700 Pennsylvania Avenue NW, Suite 800

Washington, DC 20006

Re:	23,246,650 Series D Cumulative Convertible Preferred Units issued by NuStar Energy L.P.

Ladies and Gentlemen:

We have acted as special counsel to NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), in connection with the issuance and sale by the Partnership of 23,246,650 Series D Cumulative Convertible Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”), convertible into common units representing limited partner interests in the Partnership (“Common Units”), pursuant to the Purchase Agreement, dated June 26, 2018 (the “Purchase Agreement”), among the Partnership and the purchasers named therein (the “Purchasers”), relating to the issuance and sale by the Partnership to the Purchasers of 15,760,441 Preferred Units (the “Units”).

We are furnishing this opinion letter to you pursuant to Section 2.06(a) of the Purchase Agreement.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a) each of the Partnership’s reports that have been filed with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2017 (the “NS SEC Documents”);

(b) the Purchase Agreement;

(c) the Registration Rights Agreement, dated as of June 29, 2018, among the Partnership and the Purchasers (the “Registration Rights Agreement”);

June [●], 2018

(d) the Information Rights Agreement, dated as of June 29, 2018, by and among the Partnership, and EIG Management Company, LLC and FS/EIG Advisor, LLC (EIG Management Company, LLC and FS/EIG Advisor, LLC are referred to herein, collectively, as (“EIG”)) (the “Information Rights Agreement”);

(e) the Non-Solicitation Side Letter, dated as of June 29, 2018, by and among the Partnership, the Purchasers and EIG (the “Non-Solicitation Side Letter”)

(f) the Amended and Restated Certificate of Limited Partnership of the Partnership, dated as of December 31, 2001 and effective as of January 1, 2002, as amended by the Amendment to Certificate of Limited Partnership dated as of March 21, 2007 and effective as of April 1, 2007, certified by the Secretary of State of the State of Delaware as in effect on June 25, 2018, and certified by the Senior Vice President, General Counsel – Corporate and Commercial Law and Corporate Secretary (the “Corporate Secretary”) of NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“NuStar GP”), as in effect on the date of the resolutions described in paragraph (m), the date of the Purchase Agreement and the date hereof (such Amended and Restated Certificate of Limited Partnership, as so amended and as so certified, being referred to herein as the “NuStar L.P. Certificate of Limited Partnership”);

(g) the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 30, 2017, certified by the Corporate Secretary as in effect on the date of the resolutions described in paragraph (m) and the date of the Purchase Agreement (the “Sixth A&R NuStar L.P. Partnership Agreement”);

(h) the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 29, 2018, certified by the Corporate Secretary as in effect on the date hereof (the “NuStar L.P. Partnership Agreement”);

(i) the Certificate of Limited Partnership of Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), dated June 5, 2000, certified by the Secretary of State of the State of Delaware as in effect on June 25, 2018, and certified by the Corporate Secretary as in effect on the date of the resolutions described in paragraph (m), the date of the Purchase Agreement and the date hereof (such Certificate of Limited Partnership, as so certified, being referred to herein as the “General Partner Certificate of Limited Partnership”);

(j) the First Amended and Restated Limited Partnership Agreement of the General Partner, dated as of April 16, 2001, certified by the Corporate Secretary as in effect on the date of the resolutions described in paragraph (m), the date of the Purchase Agreement and the date hereof (such First Amended and Restated Limited Partnership Agreement, as so certified, being referred to herein as the “General Partner Partnership Agreement”);

June [●], 2018

(k) the Certificate of Formation of NuStar GP, dated December 7, 1999, as amended by the Certificate of Amendment to the Certificate of Formation, dated December 31, 2001, and the Certificate of Amendment to the Certificate of Formation, dated effective as of April 1, 2007, certified by the Secretary of State of the State of Delaware as in effect on June 25, 2018, and certified by the Corporate Secretary as in effect on the date of the resolutions described in paragraph (m), the date of the Purchase Agreement and the date hereof (such Certificate of Formation, as so amended and as so certified, being referred to herein as the “NuStar GP Certificate of Formation”);

(l) the First Amended and Restated Limited Liability Company Agreement of NuStar GP, dated as of June 5, 2000, as amended by the First Amendment thereto, dated December 31, 2001, the Second Amendment thereto, dated as of June 1, 2006, and the Third Amendment thereto, dated July 29, 2016, certified by the Corporate Secretary as in effect on the date of the resolutions described in paragraph (m), the date of the Purchase Agreement and the date hereof (such First Amended and Restated Limited Liability Company Agreement, as so amended and as so certified, being referred to herein as the “NuStar GP LLC Agreement”);

(m) resolutions of the (i) Board of Directors of NuStar GP adopted June 13, 2018 and (ii) Pricing Committee designated by the Board of Directors of NuStar GP adopted on June [26], 2018, each as certified by the Corporate Secretary;

(n) the Amended and Restated Certificate of Limited Partnership of NuStar Logistics, L.P., a Delaware limited partnership (“NuStar Logistics”) effective January 8, 2002, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Limited Partnership, dated May 30, 2002, the Certificate of Amendment to the Amended and Restated Certificate of Limited Partnership, dated effective as of April 1, 2007, and the Certificate of Amendment to the Amended and Restated Certificate of Limited Partnership, dated March 18, 2014, certified by the Secretary of State of the State of Delaware as in effect on June 25, 2018, and certified by the Corporate Secretary as in effect on the date of the Purchase Agreement and the date hereof (such Amended and Restated Certificate of Limited Partnership, as so amended and as so certified, being referred to herein as the “NuStar Logistics Certificate of Limited Partnership”);

(o) the Second Amended and Restated Agreement of Limited Partnership of NuStar Logistics, dated as of April 16, 2001, as amended by the First Amendment thereto, dated effective as of April 16, 2001, the Second Amendment thereto, dated January 7, 2002, and the Reorganization Agreement dated as of May 30, 2002, among NuStar Logistics, the Partnership, the General Partner and NuStar GP, Inc., a Delaware corporation and the general partner of NuStar Logistics (“GP, Inc.”), certified by the Corporate Secretary as in effect on the date of the Purchase Agreement and the date hereof (such Second Amended and Restated Agreement of Limited Partnership, as so amended and as so certified, being referred to herein as the “NuStar Logistics Partnership Agreement”);

(p) the Certificate of Incorporation of GP, Inc., dated May 28, 2002, as amended by the Certificate of Amendment to the Certificate of Incorporation dated effective April 1, 2007, certified by the Secretary of State of the State of Delaware as in effect on June 25, 2018, and certified by the Corporate Secretary, as in effect on the date of the Purchase Agreement and the date hereof (such Certificate of Incorporation, as so amended and as so certified, being referred to herein as the “GP, Inc. Certificate of Incorporation”);

June [●], 2018

(q) the Bylaws of GP, Inc., dated May 29, 2002, certified by the Corporate Secretary as in effect on the date of the Purchase Agreement and the date hereof (such Bylaws, as so certified, being referred to herein as the “GP, Inc. Bylaws”);

(r) the Certificate of Limited Partnership of NuStar Pipeline Operating Partnership L.P., a Delaware limited partnership (“NuPOP”), dated September 12, 1989, as amended by the Certificate of Amendment to the Certificate of Limited Partnership, dated effective as of March 31, 2008, certified by the Secretary of State of the State of Delaware as in effect on June 25, 2018, and certified by the Corporate Secretary as in effect on the date of the Purchase Agreement and the date hereof (such Certificate of Limited Partnership, as so amended and as so certified, being referred to herein as the “NuPOP Certificate of Limited Partnership”);

(s) the Amended and Restated Agreement of Limited Partnership of NuPOP, dated September 27, 1989, as amended by the Amendment thereto, dated effective June 30, 2003, certified by the Corporate Secretary as in effect on the date of the Purchase Agreement and the date hereof (such Amended and Restated Agreement of Limited Partnership, as so amended and as so certified, being referred to herein as the “NuPOP Partnership Agreement”);

(t) the Certificate of Formation of NuStar Pipeline Company, LLC, a Delaware limited liability company and the general partner of NuPOP and NuStar Pipeline Partners L.P. (“NuStar Pipeline”), dated June 21, 2001, as amended by the Certificate of Amendment to the Certificate of Formation dated effective as of March 31, 2008, certified by the Secretary of State of the State of Delaware as in effect on June 25, 2018, and certified by the Corporate Secretary as in effect on the date of the Purchase Agreement and the date hereof (such Certificate of Formation, as so amended and as so certified, being referred to herein as the “NuStar Pipeline Certificate of Formation”);

(u) the Amended and Restated Limited Liability Company Agreement of NuStar Pipeline, dated July 16, 2001, certified by the Corporate Secretary as in effect on the date of the Purchase Agreement and the date hereof (such Amended and Restated Limited Liability Company Agreement, as so certified, being referred to herein as the “NuStar Pipeline LLC Agreement”);

(v) the Certificate of Limited Partnership of NuStar Pipeline Partners L.P., a Delaware limited partnership (“NuStar Pipeline Partners”), dated August 2, 1989, as amended by the Certificate of Amendment to the Certificate of Limited Partnership, dated effective as of March 31, 2008, certified by the Secretary of State of the State of Delaware as in effect on June 25, 2018, and certified by the Corporate Secretary as in effect on the date of the Purchase Agreement and the date hereof (such Certificate of Limited Partnership, as so amended and so certified, being referred to herein as the “NuStar Pipeline Partners Certificate of Limited Partnership”);

June [●], 2018

(w) the Amended and Restated Agreement of Limited Partnership of NuStar Pipeline Partners, dated September 18, 1995, as revised July 23, 1998, as amended by the Amendment thereto, dated October 27, 2003, certified by the Corporate Secretary as in effect on the date of the Purchase Agreement and the date hereof (such Amended and Restated Agreement of Limited Partnership, as so revised and amended and as so certified, being referred to herein as the “NuStar Pipeline Partners Partnership Agreement”);

(x) the Certificate of Formation of LegacyStar Services, LLC, a Delaware limited liability company and the sole member of NuStar Pipeline (“LegacyStar”), dated April 9, 2001, as amended by the Certificate of Amendment to the Certificate of Formation dated effective as of March 31, 2008, certified by the Secretary of State of the State of Delaware as in effect on June 25, 2018, and certified by the Corporate Secretary as in effect on the date of the Purchase Agreement and the date hereof (such Certificate of Formation, as so amended and as so certified, being referred to herein as the “LegacyStar Certificate of Formation”);

(y) the Amended and Restated Limited Liability Company Agreement of LegacyStar, dated as of June 28, 2001, certified by the Corporate Secretary as in effect on the date of the Purchase Agreement and the date hereof (such Amended and Restated Limited Liability Company Agreement, as so certified, being referred to herein as the “LegacyStar LLC Agreement”);

(z) a certificate dated the date hereof (the “Opinion Support Certificate”), executed by the Corporate Secretary, a copy of which is attached hereto as Exhibit A;

(aa) each of the Applicable Agreements (as defined below); and

(bb) results of uniform commercial code searches each dated June 25, 2018 conducted by Capitol Services, Inc. and purporting to identify all effective uniform commercial code financing statements on file in the office of the Secretary of State of the State of Delaware, through June 13, 2018, naming NuStar Holdings, NuStar GP, Riverwalk Holdings or the General Partner as debtor (the “Search Reports”).

We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership Entities and such agreements, certificates of public officials, certificates of officers or other representatives of the Partnership Entities and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to or obtained by us as originals, and the conformity to authentic original documents of all documents submitted to or obtained by us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”)

June [●], 2018

or other sites on the internet, and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the SEC on EDGAR, we have assumed that the document filed on EDGAR is identical to the document we examined, except for EDGAR formatting changes. As to facts and certain other matters and the consequences thereof materially relevant to the opinions expressed herein and the other statements made herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, (i) oral or written statements and representations of officers and other representatives of the Partnership Entities (including without limitation the facts certified in the Opinion Support Certificate), (ii) statements and certifications of public officials and others and (iii) the representations and warranties in the Purchase Agreement (as to factual matters).

As used herein the following terms have the respective meanings set forth below:

“Applicable Agreements” means those agreements and other instruments identified on Schedule 1 to the Opinion Support Certificate which have been certified by the Corporate Secretary as being every indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or other agreement that is material in relation to the business, operations, affairs, financial condition, assets, or properties of the Partnership and its subsidiaries, considered as a single enterprise.

“Incentive Distribution Rights” has the meaning ascribed to such term under the NuStar L.P. Partnership Agreement.

“NuStar Holdings” means NuStar GP Holdings, LLC, a Delaware limited liability company.

“Organizational Documents” means the NuStar GP Certificate of Formation, the NuStar GP LLC Agreement, the General Partner Certificate of Limited Partnership, the General Partner Partnership Agreement, the NuStar L.P. Certificate of Limited Partnership, the Sixth A&R NuStar L.P. Partnership Agreement, the NuStar L.P. Partnership Agreement, the NuStar Logistics Certificate of Limited Partnership, the NuStar Logistics Partnership Agreement, the LegacyStar Certificate of Formation, the LegacyStar LLC Agreement, the NuStar Pipeline Certificate of Formation, the NuStar Pipeline LLC Agreement, the NuStar Pipeline Partners Certificate of Limited Partnership, the NuStar Pipeline Partners Partnership Agreement, the NuPOP Certificate of Limited Partnership, the NuPOP Partnership Agreement, the GP, Inc. Certificate of Incorporation and the GP, Inc. Bylaws.

“Partnership Entities” means NuStar GP, the General Partner, the Partnership, NuStar Logistics, GP, Inc., LegacyStar, NuStar Pipeline, NuStar Pipeline Partners and NuPOP.

“Partnership Parties” means the Partnership, the General Partner and NuStar GP.

“Person” means a natural person or a legal entity organized under the laws of any jurisdiction.

June [●], 2018

“Riverwalk Holdings” means Riverwalk Holdings, LLC, a Delaware limited liability company.

“Transaction Documents” means the Purchase Agreement, the Registration Rights Agreement, the Information Rights Agreement and the Non-Solicitation Side Letter.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Each of the Partnership Parties has been formed under the laws of the State of Delaware. Each of the Partnership Entities is validly existing as a limited partnership, limited liability company or corporation, as applicable, and in good standing under the laws of the State of Delaware. Each of the Partnership Entities has the limited partnership, limited liability company or corporate power and authority, as the case may be, under the laws of the State of Delaware to carry on its business and own or lease its properties as described in the NS SEC Documents.

2. NuStar Holdings is the sole member of NuStar GP, with a 100% membership interest in NuStar GP, such membership interest has been duly authorized and validly issued in accordance with the NuStar GP LLC Agreement and is fully paid (to the extent required by the NuStar GP LLC Agreement) and is nonassessable (except as such nonassessability may be affected by Section 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)); and NuStar Holdings owns such membership interest free and clear of all liens in respect of which a uniform commercial code financing statement naming NuStar Holdings as debtor is on file in the office of the Secretary of State of the State of Delaware as of June 13, 2018.

3. NuStar GP is the sole general partner of the General Partner with a 0.1% general partner interest in the General Partner; such general partner interest has been duly authorized and validly issued in accordance with the General Partner Partnership Agreement; and NuStar GP owns such general partner interest free and clear of all liens in respect of which a uniform commercial code financing statement naming NuStar GP as debtor is on file in the office of the Secretary of State of the State of Delaware as of June 13, 2018.

4. Riverwalk Holdings is the sole limited partner of the General Partner with a 99.9% limited partner interest in the General Partner; such limited partner interest has been duly authorized and validly issued in accordance with the General Partner Partnership Agreement and is fully paid (to the extent required under the General Partner Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)); and Riverwalk Holdings owns such limited partner interest free and clear of all liens in respect of which a uniform commercial code financing statement naming Riverwalk Holdings as debtor is on file in the office of the Secretary of State of the State of Delaware as of June 13, 2018.

June [●], 2018

5. The General Partner is the sole general partner of the Partnership with a 2% general partner interest and 100% of the Incentive Distribution Rights in the Partnership; such general partner interest and Incentive Distribution Rights have been duly authorized and validly issued in accordance with the NuStar L.P. Partnership Agreement and, in the case of the Incentive Distribution Rights, are fully paid (to the extent required under the NuStar L.P. Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and the General Partner owns such general partner interest and Incentive Distribution Rights, in each case, free and clear of all liens in respect of which a uniform commercial code financing statement naming the General Partner as debtor is on file in the office of the Secretary of State of the State of Delaware as of June 13, 2018.

6. Riverwalk Holdings and NuStar GP own 10,213,894 and 732 Common Units, respectively, as of the date hereof; and Riverwalk Holdings and NuStar GP own such Common Units free and clear of all liens in respect of which a uniform commercial code financing statement naming either Riverwalk Holdings or NuStar GP as debtor is on file in the office of the Secretary of State of the State of Delaware as of June 13, 2018, other than, with respect to Riverwalk Holdings, the uniform commercial code financing statement No. 20132498823 filed on June 28, 2013 and the amendments and continuation thereto, No. 20163633532 filed on June 16, 2016, No. 20174239270 filed on June 27, 2017, No. 20180400834 filed on January 18, 2018 and No. 20182502777 filed on April 12, 2018 naming Riverwalk Holdings, as debtor, as to which we were advised by Riverwalk Holdings was filed in connection with the Revolving Credit Agreement, dated as of June 28, 2013, among NuStar Holdings, Riverwalk Holdings and the lenders party thereto, as amended.

7. Except as described in the NS SEC Documents or the Transaction Documents (i) there are no outstanding options, warrants or other rights to purchase, or any restrictions upon the voting or transfer of, agreements or other obligations requiring any Partnership Entity to issue or rights to convert any securities into or exchange any securities for any equity interest of any Partnership Entity, in each case, under any Organizational Document of such Partnership Entity or any Applicable Agreement, (ii) there are no preemptive rights or other similar rights to subscribe for or purchase any equity interest of any Partnership Entity under any Organizational Document of such Partnership Entity, any Applicable Agreement or the Delaware LP Act and (iii) no Person has the right, which has not been waived, under any Organizational Document or any Applicable Agreement to require the registration under the Securities Act of 1933, as amended (the “Securities Act”) of any sale of securities issued by the Partnership, by reason of the issuance and sale of the Units as contemplated in the Purchase Agreement.

8. Each of the issuance and sale of the Units and the execution and delivery by the Partnership of the Transaction Documents has been duly authorized by all necessary limited liability company action of NuStar GP, acting in its capacity as the general partner of the General Partner, acting in its capacity as the general partner of the Partnership.

June [●], 2018

9. Each of the Purchase Agreement, Registration Rights Agreement and Information Rights Agreement has been duly authorized, executed and delivered by the Partnership and constitutes a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms.

10. The Units to be purchased by the Purchasers from the Partnership have been duly authorized for issuance and sale to the Purchasers pursuant to the Purchase Agreement, and the limited partner interests represented thereby, have been duly authorized in accordance with the NuStar L.P. Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid (to the extent required by the NuStar L.P. Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

11. The Series D PIK Units (as defined in the NuStar L.P. Partnership Agreement) have been duly authorized pursuant to the NuStar L.P. Partnership Agreement and, assuming the distribution of the Series D PIK Units, if any, is properly authorized by the General Partner, when such Series D PIK Units are issued in accordance with the terms of the NuStar L.P. Partnership Agreement, such Series D PIK Units will be duly authorized, validly issued, fully paid (to the extent required by the NuStar L.P. Partnership Agreement) and non nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

12. The Series D Conversion Common Units (as defined in the NuStar L.P. Partnership Agreement) have been duly authorized pursuant to the NuStar L.P. Partnership Agreement and, when issued upon conversion or redemption of the Units in accordance with the terms of the NuStar L.P. Partnership Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the NuStar L.P. Partnership Agreement) and non nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

13. The NuStar L.P. Partnership Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of the General Partner and is enforceable against the General Partner in accordance with its terms.

14. None of (i) the execution, delivery and performance of the Transaction Documents by the Partnership or the consummation of the transactions contemplated thereby, (ii) the execution and delivery of the NuStar L.P. Agreement by the General Partner or (iii) the issuance and sale by the Partnership of the Units to the Purchasers pursuant to the Purchase Agreement (A) violated, violates or will violate the Organizational Documents of the Partnership, (B) resulted, results or will result in a breach of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any Applicable Agreement, (C) created, creates or will create any security interest in, or lien upon, any of the property or assets of any Partnership Entity pursuant to any Applicable Agreement, (D) violated,

June [●], 2018

violates or will violate any terms or provisions of (i) any applicable federal laws of the United States of America, (ii) the Delaware General Corporation Law (“DGCL”), (iii) the Delaware LP Act, (iv) the Delaware LLC Act or (v) any applicable laws of the State of Texas.

15. No Governmental Approval (as defined below) which has not been obtained or made and is not in full force and effect, was or is required for (i) the execution, delivery and performance of the Transaction Documents by the Partnership or the consummation of the transactions contemplated thereby, except as may be required in connection with the Partnership’s obligations under the Registration Rights Agreement to register the resale of the Units or the Series D Conversion Common Units under the Securities Act, or (ii) the issuance and sale of the Units by the Partnership to the Purchasers pursuant to the Purchase Agreement, or performance by the Partnership of its obligations thereunder. As used in this paragraph, “Governmental Approval” means any consent, approval, license, authorization or order of any executive, legislative, judicial, administrative or regulatory body of the State of Delaware, the State of Texas or the United States of America, pursuant to (i) the DGCL, (ii) the Delaware LP Act, (iii) the Delaware LLC Act, (iv) applicable federal laws of the United States of America or (v) applicable laws of the State of Texas.

16. The Partnership is not, and immediately after giving effect to the issuance and sale of the Units and the application of the proceeds therefrom it will not be, required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended (the “40 Act”).

17. Assuming the accuracy of the representations and warranties of the Purchasers and the Partnership contained in the Purchase Agreement, the offer, issuance and sale of the Units by the Partnership to the Purchasers in accordance with the Purchase Agreement, including the issuance of the Series D Conversion Common Units to such Purchasers upon conversion of the Units in accordance with the NuStar L.P. Partnership Agreement (assuming such conversion takes place as of the date hereof), are exempt from the registration requirements of the Securities Act; provided, however, that no opinion is expressed as to any subsequent sale or resale of the Units or the Series D Conversion Common Units.

This letter is limited to matters arising under the (i) applicable laws of the State of Texas, (ii) applicable federal laws of the United States of America, (iii) Delaware LP Act, (iv) Delaware LLC Act, (v) DGCL and (vi) with respect to the opinions in paragraphs 1, 2, 3, 4, 5 and 6 above, our review of the documents and other items described in paragraphs (i), (ii) and (iii) below. References herein to “applicable laws” mean those laws, rules and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Purchase Agreement, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and that are not the subject of a specific opinion herein referring expressly to a particular law or laws; provided however, that such references (including without limitation those appearing in paragraphs 14 and 15 above) do not include any municipal or other local laws, rules or regulations, or any antifraud, environmental, labor, securities or blue sky laws, 40 Act, tax, insurance or antitrust, laws, rules or regulations.

June [●], 2018

Our opinions expressed herein are subject to the following additional assumptions and qualifications:

(i) The opinions set forth in paragraph 1 above as to the formation of the Partnership Parties and the valid existence and good standing of the Partnership Entities under the laws of the State of Delaware are based solely upon our review of certificates and other communications from the appropriate public officials of the State of Delaware.

(ii) The opinions in paragraphs 2, 3, 4, 5, 6 and 7(i) above as to the ownership of the issued and outstanding equity interests in the Persons referred to in such paragraphs are based solely upon our review of, and we have relied solely on, the Organizational Documents of the Persons identified in such paragraphs. We have assumed that such Organizational Documents of each such Person accurately reflect the ownership of all the issued and outstanding equity interests of each such Person as of the respective dates of such Organizational Documents, and we express no opinion as to (and assume that there has not been) any resale, transfer or issuance of any equity interest of any such Person subsequent to the respective dates of such Organizational Documents other than with respect to the opinion in paragraph 4 with respect to which we were advised by Riverwalk Holdings that the limited partner interest referred to therein were transferred to Riverwalk Holdings.

(iii) With respect to the opinions expressed in paragraphs 2, 3, 4, 5 and 6 above, as to whether the ownership of the interests in the Persons referred to in such paragraphs are free and clear of the liens described in such paragraphs, our opinions are based solely upon our review of, and we have relied solely on the Search Reports, and we have assumed the completeness and accuracy of the Search Reports and that the methodology utilized in generating the Search Reports was effective to disclose all effective uniform commercial code financing statements naming NuStar Holdings, NuStar GP, Riverwalk Holdings or the General Partner as debtor. Furthermore, we have assumed that any uniform commercial code financing statement filed in the office of the Secretary of State of the State of Delaware naming NuStar Holdings, NuStar GP, Riverwalk Holdings or the General Partner as debtor on file in the office of the Secretary of State of the State of Delaware would have been properly filed and indexed in the records of the Secretary of State of the State of Delaware and appear in the Search Reports. We wish to point out that the Search Reports purport to disclose all effective uniform commercial code financing statements name NuStar Holdings, NuStar GP, Riverwalk Holdings or the General Partner, as debtor, on file in the Office of the Secretary of State of the State of Delaware only through June 13, 2018, and our opinions referred to in the first sentence of this paragraph (iii) are as of that date only.

(iv) The opinions in paragraphs 9 and 13 above may be:

(1) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally;

June [●], 2018

(2) subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness and the effect of the judicial imposition of an implied covenant of good faith and fair dealing; and

(3) subject to the effect of applicable law relating to fiduciary duties and to limitations on rights to indemnity and contribution arising under applicable law or public policy.

(v) We express no opinion as to the validity, effect or enforceability of any provisions:

(1) purporting to establish evidentiary standards or limitations periods for suits or proceedings to enforce such documents or otherwise, to establish certain determinations (including determinations of contracting parties and judgments of courts) as conclusive or conclusive absent manifest error, to commit the same to the discretion of any Person or permit any Person to act in its sole judgment or to waive rights to notice;

(2) relating to severability or separability;

(3) providing for an increase in an interest rate or the payment of additional interest upon the occurrence of certain defaults or the failure to perform certain obligations or imposing liquidated damages or penalties;

(4) purporting to limit the liability of, or to exculpate, any Person, including without limitation any provision that purports to waive liability for violation of securities laws;

(5) purporting to obligate any party to conform to a standard that may not be objectively determinable or employing items that are vague or have no commonly accepted meaning in the context in which used;

(6) purporting to require that all amendments, waivers and terminations be in writing or the disregard of any course of dealing or usage of trade;

(7) purporting to require disregard of mandatory choice of law principles that could require application of a law other than the law expressly chosen to govern the instrument in which such provisions appear;

(8) purporting to bind a Person that is not a party to such document;

(9) purporting to impose transfer restrictions to the extent that a transfer occurs by operation of law;

June [●], 2018

(10) pursuant to which the any party agrees to agree in the future on any matter;

(11) to the effect that the failure to exercise or delay in exercising rights or remedies will not impair or operate as a waiver of such rights or remedies;

(12) purporting to obligate a party to cause other Persons to act in a certain way insofar as such provision relates to the actions of such other Persons;

(13) regarding any obligation or agreement to use best efforts, reasonable best efforts or commercially reasonable efforts or any similar obligation or agreement;

(14) regarding choice of law;

(15) regarding the grant of any power of attorney;

(16) requiring any party to take further action or to enter into further agreements or instruments or to provide further assurances;

(17) requiring the payment of attorneys’ fees where such payment is contrary to law or public policy;

(18) purporting to waive punitive, special or exemplary damages;

(19) purporting to provide for the survival of representations and warranties beyond the applicable statute of limitations; or

(20) regarding forum selection.

(vi) In rendering the opinion expressed in paragraph 13 above, we express no opinion with respect to Section 12.2 or Section 14.5(b) of the NuStar L.P. Partnership Agreement.

(vii) In rendering the opinion expressed in paragraph 13 above, we note that (i) with respect to Section 12.5 of the NuStar L.P. Partnership Agreement, under the Delaware LP Act, the existence of the Partnership as a separate legal entity shall continue, and the Partnership will not terminate under the Delaware LP Act, until a certificate of cancellation of the MLP Certificate is filed with the Secretary of State and becomes effective and (ii) in addition to the events of dissolution listing in Section 12.1 of the NuStar L.P. Partnership Agreement, under the Delaware LP Act, the Partnership may dissolve at any time there are no limited partners of the Partnership, unless the Partnership is continued in accordance with the Delaware L.P. Act. Additionally, we have assumed that the NuStar L.P. Partnership Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of partners to, and the formation, operation and termination of, the Partnership.

June [●], 2018

(viii) We note that the transfer restrictions contained in the Purchase Agreement, the Registration Rights Agreement and the Information Rights Agreement may be subject to 9-406 and 9-408 of the Delaware Uniform Commercial Code, 6 Del. C. § 1-101, et seq.

(ix) In rendering the opinions set forth in paragraph 14(B) above regarding Applicable Agreements, we express no opinion as to any breach of or default under any financial covenant, any provision requiring a mathematical, accounting or financial computation or determination or any cross default or cross acceleration provisions triggered by another instrument or agreement.

(x) With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument and (ii) such Instrument has been duly authorized, executed and delivered by, and was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided that we make no such assumption insofar as any of the foregoing matters relates to any Partnership Party and is expressly covered by our opinions set forth in paragraphs 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 or 13 above.

(xi) In rendering our opinion set forth in paragraph 16 above, we have relied as to all factual matters exclusively on the certificate, dated as of the date of this letter, of Jorge A. del Alamo, Senior Vice President and Controller of NuStar GP, and have assumed that the certifications and representations as to such factual matters set forth therein were true and correct as of the dates set forth therein, are true and correct on the date hereof and will remain true and correct at all times through and including the date on which the Partnership shall have expended all of the proceeds from the sale of the Units.

This letter is being furnished only to you in connection with the sale of the Units under the Purchase Agreement and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other Person, including any Person who acquires any Units from or through you or any subsequent Person who acquires any Units, without our express written permission. The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

Exhibit B

Form of Seventh Amended and Restated Agreement of Limited Partnership

Exhibit C

Form of Registration Rights Agreement

Exhibit D

Form of Information Rights Agreement

INFORMATION RIGHTS AGREEMENT

This INFORMATION RIGHTS AGREEMENT, dated as of June 29, 2018 (this “Agreement”), is entered into by and among NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), and EIG Management Company, LLC and FS/EIG Advisor, LLC (EIG Management Company, LLC and FS/EIG Advisor, LLC are referred to herein, collectively, as “EIG”), on its own behalf and on behalf of the Purchasers. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Series D Cumulative Convertible Preferred Unit Purchase Agreement, dated as of June 26, 2018 (the “Purchase Agreement”), among the Partnership and the Purchasers.

WHEREAS, pursuant to, and subject to the terms and conditions of, the Purchase Agreement, the Partnership has agreed to issue and sell Series D Cumulative Convertible Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”) to the Purchasers;

WHEREAS, the Partnership has agreed to provide EIG with certain information rights pursuant to the terms of this Agreement; and

WHEREAS, it is a condition to the respective obligations of the parties to consummate the transactions contemplated by the Purchase Agreement that each of the parties hereto execute and deliver this Agreement, contemporaneously with the initial closing of the transactions contemplated by the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1. Information Rights. For so long as the Purchasers and Affiliates of the Purchasers collectively hold at least a majority of the Preferred Units issued on the Initial Closing Date, the Partnership shall provide to EIG, subject to appropriate provisions for withholding or redacting information that the Partnership confirms in writing (email will suffice) to EIG is necessary to maintain privilege or comply with confidentiality obligations to third parties:

(a) a single copy of the same information packets that are provided to (i) the Board of Directors or any similar governing body (collectively, the “Board”) responsible for managing the business of the Partnership in connection with each meeting of the Board or (ii) a committee or sub-committee of the Board (other than the Conflicts Committee, as defined in the Partnership Agreement) in connection with a meeting thereof pertaining to the approval of (x) a material project, merger, acquisition or divestiture not previously presented to the Board and with respect to which the Partnership would be required to file a Current Report on Form 8-K, (y) the Partnership’s annual budget or (z) the Partnership’s long-range strategic plan (collectively, the matters in (x), (y) and (z) are referred to herein as “Material Matters”);

(b) a single copy of all special notifications delivered to (i) the Board or (ii) any committee or sub-committee of the Board (other than the Conflicts Committee, as defined in the Partnership Agreement) pertaining to the approval of a Material Matter;

1

(c) a single copy of the minutes from each meeting of (i) the Board or (ii) any committee or sub-committee of the Board (other than the Conflicts Committee, as defined in the Partnership Agreement) pertaining to the approval of a Material Matter;

(d) a notification prior to the Partnership entering into any asset acquisitions, divestitures or contributions with a value in excess of $10 million, other than to or among subsidiaries of the Partnership;

(e) the right to a quarterly conference call between EIG and NuStar GP’s Chief Executive Officer and additional conference calls between EIG and NuStar GP’s Chief Executive Officer as reasonably requested by EIG; and

(f) the right to participate in discussions with NuStar GP’s management regarding any corporate conversion or similar transaction by the Partnership.

At any time EIG may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that EIG no longer receive any information or materials from the Partnership pursuant to this Section 1; provided, however, that, for so long as the Purchasers and Affiliates of the Purchasers collectively hold at least a majority of the Preferred Units issued on the Initial Closing Date, EIG may later revoke any such Opt-Out Notice in writing. For the avoidance of doubt, nothing in this Agreement shall provide EIG with the right to attend meetings of the Board, any committee or sub-committee thereof or management.

Section 2. Confidentiality.

(a) “Confidential Information” means any and all of the information and materials provided by the Partnership to EIG and its Representatives (as defined below) pursuant to this Agreement. Such Confidential Information shall consist of any and all tangible and intangible information, whether oral or in writing or in any other medium (including, but not limited to, computer data), provided by the Partnership or its Representatives to EIG or EIG’s Representatives. The term “Confidential Information” shall not apply to information and data which (i) at the time of disclosure, is generally available to the public, (ii) after disclosure by the Partnership, becomes published or generally available to the public, other than through any act or omission on the part of EIG or its Representatives in violation of this Agreement, (iii) was or is developed by EIG or its Representatives without the use of Confidential Information, (iv) was or is acquired by EIG or its Representatives from a source other than the Partnership or its Representatives, provided such source is not, to EIG’s or such Representative’s knowledge, bound by a confidentiality agreement with the Partnership or its Representatives or otherwise prohibited from transmitting the information to EIG or such Representative by a contractual obligation, with respect to such information, or (v) is approved for public disclosure by the Partnership or its Representatives. For the purposes of this Agreement “Representatives” shall mean (i) with respect to the Partnership, the directors, officers, employees, agents, accountants, attorneys, advisors and consultants of the Partnership, its General Partner or its Subsidiaries and (ii) with respect to EIG, the directors, officers and employees of EIG who have a need to know the Confidential Information in connection with the investment by the Purchasers in the Preferred Units pursuant to the Purchase Agreement or the ownership or disposition of the Preferred Units by the Purchasers pursuant to the Partnership Agreement.

2

(b) Except to the extent permitted by this Section 2, EIG and its Representatives shall keep the Confidential Information confidential. EIG may describe Confidential Information to a Purchaser, any of EIG’s Affiliates, any of their respective partners, members, unitholders or investors, and any Permitted Transferee, if such recipient is subject to a confidentiality agreement with respect to the Confidential Information that is no less restrictive than the terms and conditions of this Agreement. EIG agrees to be responsible for the breach of this Agreement by any of its Representatives, any Purchaser, any of EIG’s Affiliates, any of their respective partners, members, unitholders or investors, and any Permitted Transferee, except that EIG shall not be liable for breaches by any of its Representatives, any Purchaser, any of EIG’s Affiliates, any of their respective partners, members, unitholders or investors, and any Permitted Transferee that executes a confidentiality agreement with the Partnership. Notwithstanding anything to the contrary contained in this Agreement and for the avoidance of doubt, EIG and its Representatives may not share any materials received pursuant to this Agreement or copies thereof.

(c) EIG hereby acknowledges that it is aware, and that it will advise its Representatives, any Purchaser, any of EIG’s Affiliates, any of their respective partners, members, unitholders or investors, and any Permitted Transferee who are informed of Confidential Information which is the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under the circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and EIG has sufficient policies and procedures in place to abide by the applicable securities laws.

(d) With regard to Confidential Information, except as otherwise permitted herein, EIG agrees:

(i) not to use the Confidential Information for any other purpose other than in connection with the investment in the Preferred Units by the Purchasers pursuant to the Purchase Agreement or the ownership or disposition of the Preferred Units by the Purchasers pursuant to the Partnership Agreement;

(ii) at any time after the Purchasers and Affiliates of the Purchasers collectively hold less than a majority of the Preferred Units issued on the Initial Closing Date, promptly after written notice is provided by the Partnership to EIG, except to the extent that complying with such request would be prohibited by law, regulation, litigation, or EIG’s internal document retention compliance policies, to either return the Confidential Information to the Partnership or to confirm in writing (email will suffice) that the Confidential Information has been destroyed; provided however that EIG may retain Confidential Information stored in standard archival or computer back-up systems or pursuant to professional accounting obligations, and such information shall remain subject to the confidentiality obligations provided herein;

(iii) to maintain the Confidential Information as confidential by the use of commercially reasonable internal procedures; and

3

(iv) to ensure its Representatives to which the Confidential Information may be described are informed of the confidential nature of the Confidential Information.

(e) Notwithstanding anything to the contrary contained herein, for the purposes of this Agreement, no provision of this Agreement shall be applicable to the direct or indirect portfolio companies of investment funds, accounts or companies advised or managed by EIG or its Affiliates (each, an “Excluded Entity”), except to the extent, if any, that an Excluded Entity has actually received Confidential Information from or through EIG or its Representatives. Furthermore, the Partnership acknowledges that EIG and its Affiliates’ employees serve as directors and observers of portfolio companies and such portfolio companies will not be deemed to have received Confidential Information solely due to the dual role of any such employees so long as such employee does not provide any Confidential Information to such portfolio companies.

(f) EIG and its Representatives shall be permitted to disclose the Confidential Information in order to comply with any request or requirement by applicable law, statute, regulation, rule, or any court, governmental, regulatory or administrative agency or authority, or nationally or internationally recognized stock exchange or other self-regulatory organization; provided, however, that in the event that EIG is required to disclose any part or all of the Confidential Information, EIG shall, to the extent practicable and permitted by law, promptly notify the Partnership, and EIG will use commercially reasonable efforts to cooperate with the Partnership, at the Partnership’s sole cost, to obtain a protective order or other appropriate remedy to maintain the confidential nature of the Confidential Information; provided further, that if EIG or such Representative discloses any part of the Confidential Information in compliance with this Section 2(f), EIG or such Representative shall disclose only that portion of the Confidential Information which it is legally required to disclose (upon the advice of counsel, which may be in-house counsel). Notwithstanding anything to the contrary herein, if EIG or its Representatives become subject to a routine audit, examination or broad request for information by a governmental, judicial, regulatory or administrative authority or self-regulatory organization that is not specific to the Confidential Information provided hereunder, they shall be permitted to disclose any and all information (including Confidential Information) EIG deems to be responsive to such request without any notice requirement nor liability hereunder. Notwithstanding anything to the contrary herein, EIG and its Representatives may disclose and retain Confidential Information to the extent such disclosure or retention is necessary to establish EIG’s rights under this Agreement, EIG’s or its Representatives’ compliance with the terms of this Agreement, or in connection with any dispute arising under this Agreement or in connection with the investment in the Preferred Units by the Purchasers pursuant to the Purchase Agreement or the ownership or disposition of the Preferred Units by the Purchasers pursuant to the Partnership Agreement.

(g) EIG’s and its Representatives’ obligations under this Section 2 shall continue for as long as the Confidential Information remains Confidential Information; provided, that any Confidential Information shall cease to be Confidential Information no later than two (2) years following such time that the Purchasers and Affiliates of the Purchasers collectively hold less than a majority of the Preferred Units issued on the Initial Closing Date.

4

Section 3. Miscellaneous.

(a) Communications. All notices and other communications provided for in this Agreement shall be in writing and shall be given as provided in the Purchase Agreement.

(b) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the parties hereto or any of their respective Affiliates set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to subject matter hereof.

(c) Interpretation. Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The words “include,” “includes” and “including” or words of similar import shall be deemed to be followed by the words “without limitation.” Whenever any determination, consent or approval is to be made or given by a party under this Agreement, such action shall be in such party’s sole discretion unless otherwise specified. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (ii) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d) Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest

5

extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e) Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f) No Waiver; Modifications in Writing.

(i) Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(ii) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(g) Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

6

(h) Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, shall have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

(i) Investment Opportunities. The Partnership acknowledges that, in the ordinary course of business, EIG is engaged through separate platforms in the origination of loans (including the provision of debt financing for transactions similar to the investment in the Preferred Units pursuant to the Purchase Agreement) and purchase and sale of securities and syndicated bank debt and that nothing in this Agreement shall restrict such activities of such other platforms, provided that none of the Confidential Information is used in connection therewith. The Partnership further acknowledges that EIG or it Representatives may, in the ordinary course of its or their business, evaluate investments in the energy industry and is or are actively seeking to invest in energy related projects in a variety of areas. The Partnership understands that EIG and its Representatives will retain certain mental impressions of the Confidential Information which are indistinguishable from generalized industry knowledge. Accordingly, the Partnership agrees that, subject to the terms of this Agreement, EIG and its Representatives are not precluded from pursuing such investments solely because of such retained mental impressions.

(j) Business Development Company. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, nothing in this Agreement shall prohibit the purchase or sale of debt securities issued by, or loans made to, the Partnership by any closed-end management investment company that (i) has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and (ii) is advised by EIG or its Affiliates.

(k) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall confer upon any Person, other than the Partnership or EIG, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(l) Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Signature pages follow]

7

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

NUSTAR ENERGY L.P.

By:	RIVERWALK LOGISTICS, L.P.,
its General Partner

By:	NUSTAR GP, LLC, its General Partner

By:
Name:
Title:

Signature Page to Information Rights Agreement

EIG MANAGEMENT COMPANY, LLC FS/EIG ADVISOR, LLC, on their own behalf and on behalf of the Purchasers
EIG Management Company, LLC

By:
Name:
Title:

By:
Name:
Title:

FS/EIG Advisor, LLC

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Information Rights Agreement

Exhibit E

Form of Non-Solicitation Side Letter

June 29, 2018

EIG Nova Equity Aggregator, L.P.

c/o EIG Management Company, LLC

333 Clay Street, Suite 3500

Houston, Texas 77002

Attn: Matthew Hartman

With copy to:

EIG Nova Equity Aggregator, L.P.

c/o EIG Management Company, LLC

333 Clay Street, Suite 3500

Houston, Texas 77002

Attn: Austin Pearson

and

FS Energy and Power Fund

c/o EIG Management Company, LLC

1700 Pennsylvania Avenue NW, Suite

800 Washington, DC 20006

Attn: Eric Long

with copy to:

FS Energy and Power Fund

c/o EIG Management Company, LLC

1700 Pennsylvania Avenue NW, Suite 800

Washington, DC 20006

Attn: Andrew P. Jamison

Re:	NuStar Energy L.P. Series D Cumulative Convertible Preferred Units

Reference is made to that certain Series D Cumulative Convertible Preferred Unit Purchase Agreement, dated June 26, 2018 (the “Purchase Agreement”), among NuStar Energy L.P., a Delaware limited partnership (the “Partnership”) and the Purchasers. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

This letter agreement (this “Letter Agreement”) is made by and among the Partnership, the Purchasers and EIG Management Company, LLC and FS/EIG Advisor, LLC (EIG Management Company, LLC and FS/EIG Advisor, LLC are referred to herein, collectively, as “EIG”), on its own behalf and on behalf of the Purchasers.

The Partnership, EIG and each of the Purchasers, severally and not jointly, agree to the following:

1. Non-Solicitation.

(a) Without the consent of the board of directors of NuStar GP, LLC (the “Partnership Board”) or the board of directors of NSH (the “NSH Board”) or their respective successor governing bodies, as applicable, or as otherwise recommended by the Partnership Board or the NSH Board or their respective successor governing bodies, as applicable, from and after the Initial Closing Date until the date on which EIG, the Purchasers and their respective Affiliates (as defined below) (1) do not beneficially own any Series D Preferred Units and (2) beneficially own less than 5% of the Common Units, EIG and the Purchasers shall not, and shall cause their respective Affiliates not to, directly or indirectly, knowingly or willingly make or in any way participate in any “solicitation” of “proxies” (as such terms are used in Rule 14a-1 of Regulation 14A under the Exchange Act) or written consents to vote, seek to influence, or advise any third party with respect to the voting of any voting securities of the Partnership or NSH in respect of any Proposal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

“Control” and its derivatives shall mean, with respect to any Person, the possession, directly or indirectly, through one or more intermediaries, by any Person or group of the power or authority, through ownership of voting securities, by contract or otherwise, to appoint a majority of the board of directors or similar governing body of such Person.

“Proposal” means any proposal or offer from or by a third party relating to: (i) any direct or indirect acquisition or purchase of all or substantially all of the assets of the Partnership or NSH (in each case, inclusive of their respective subsidiaries); (ii) any direct or indirect acquisition or purchase (by merger, consolidation or otherwise) of a majority of the voting securities of the Partnership or NSH; (iii) the removal (or approving the removal) of the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership; or (iv) the removal of any member of the Partnership Board or the NSH Board or their respective successor governing bodies and/or seeking the election of any person as a director not having been nominated by the Partnership Board or the NSH Board or their respective successor governing bodies other than in respect of the rights provided to a Series D Preferred Unit holder in connection with a Series D Preferred Unit distribution default in accordance with the Partnership Agreement.

(b) Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, nothing in this Agreement shall:

(i) prohibit EIG, the Purchasers or their respective Affiliates from privately communicating with, including making any offer or proposal to, the Partnership Board or the NSH Board;

(ii) restrict EIG, the Purchasers or their respective Affiliates from selling or transferring any of their Partnership Securities (as defined in the Partnership Agreement) subject to any restrictions relating thereto contained in the Partnership Agreement;

(iii) restrict in any manner how a Purchaser votes its Series D Preferred Units or Common Units subject to any restrictions relating thereto contained in the Partnership Agreement;

(iv) prohibit the purchase or sale of debt securities issued by, or loans made to, the Partnership, NSH or their respective subsidiaries or Affiliates by any closed-end management investment company that (A) has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and (B) is advised by EIG or its Affiliates; or

(v) apply to any direct or indirect portfolio companies of investment funds, accounts or companies advised or managed by EIG or its Affiliates unless such portfolio company (A) otherwise satisfies the definition of “Affiliates” hereunder or (B) is a Purchaser or a Permitted Transferee of Series D Preferred Units.

2. Third Party Proposal. In the event that EIG, any of the Purchasers or any of their respective Affiliates receives a Proposal from a third party, the recipient of such Proposal shall promptly provide notice thereof to the Partnership and shall not cooperate with such third party.

3. Communications. Except as provided pursuant to Section 1(b)(i) above, all notices and other communications provided for in this Agreement shall be in writing and shall be given as provided in the Purchase Agreement.

4. Amendment and Waiver. No amendment, modification, termination or cancellation of this Letter Agreement shall be effective unless it is in writing signed by the Partnership, EIG and the Purchasers. No waiver of any of the provisions of this Letter Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) and any waiver or any consent to any departure from the terms of any provision of this Letter Agreement shall be effective only in the specific instance and for the specific purpose for which made or given and shall not constitute a continuing waiver or consent.

5. Entire Agreement. This Letter Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the subject matter hereof. This Letter Agreement supersedes all prior agreements and understandings between the parties with respect to subject matter hereof.

6. Specific Performance. Damages in the event of breach of this Letter Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, shall have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

7. Governing Law; Submission to Jurisdiction. This Letter Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance of this Letter Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Letter Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8. Waiver of Jury Trial. THE PARTIES TO THIS LETTER AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS LETTER AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS LETTER AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS LETTER AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9. Assignment. This Letter Agreement may not be transferred or assigned (whether by operation of law or otherwise) by the parties without the prior written consent of the other parties and shall not be binding on any third party transferees of the Purchasers other than Permitted Transferees; provided, however, that, as a condition to acquiring Series D Preferred Units as a Permitted Transferee, each such Permitted Transferee must agree in a writing in the form set forth on Annex A hereto to be bound by the provisions of this Letter Agreement.

10. Severability. In case any one or more of the provisions contained in this Letter Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Letter Agreement, and such invalid, illegal or unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

11. Counterparts. This Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, including facsimile or .pdf counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Letter Agreement.

[Signature page follows]

If the foregoing correctly sets forth our understanding of the subject matter hereof, please so indicate by executing this Letter Agreement in the space provided below.

Very truly yours,

NUSTAR ENERGY L.P.

By:	Riverwalk Logistics, L.P., its general partner

By:	NuStar GP, LLC, its general partner

By:
Name:
Title:

Acknowledged and agreed, as of the date first written above:

EIG MANAGEMENT COMPANY, LLC FS/EIG ADVISOR, LLC, on their own behalf and on behalf of the Purchasers

EIG Management Company, LLC

By:
Name:
Title:

By:
Name:
Title:

FS/EIG Advisor, LLC

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Letter Agreement

EIG NOVA EQUITY AGGREGATOR, L.P.

By:	EIG Nova Equity GP, LLC,
its general partner

By:	EIG Asset Management, LLC,
its managing member

By:
Name:
Title:

By:
Name:
Title:

FS ENERGY AND POWER FUND

By:	FS/EIG Advisor, LLC
its Investment Advisor

By:
Name:
Title:

Signature Page to Letter Agreement

Annex A

Form of Joinder

[Date]

NuStar Energy L.P.

19003 IH-10 West

San Antonio, Texas 78257

Ladies and Gentlemen:

Reference is made to the Letter Agreement, dated as of the          day of             , 2018 (the “Letter Agreement”) between the Partnership, EIG and the Purchasers. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Letter Agreement.

The undersigned, a Permitted Transferee, acknowledges that it: (i) has been given a copy of the Letter Agreement and (ii) has reviewed all provisions of the Letter Agreement. Accordingly, the undersigned, as a condition to being a Permitted Transferee, agrees to be bound by the provisions of the Letter Agreement as a Purchaser, and to cause its Affiliates to comply with the provisions of the Letter Agreement, until such time as the undersigned and its Affiliates (1) do not beneficially own any Series D Preferred Units and (2) beneficially own less than 5% of the Common Units, and all provisions of such Letter Agreement are expressly applicable to Affiliates of the undersigned.

Very truly yours,

Permitted Transferee

By:
Name:
Title:

Exhibit F

Form of NuStar GP, LLC Waiver

June 29, 2018

Reference is hereby made to that certain Series D Cumulative Convertible Preferred Unit Purchase Agreement, dated as of June 26, 2018, by and among NuStar Energy L.P. (the “Partnership”) and each of the Purchasers set forth in Schedule A thereto (the “Purchase Agreement”), pursuant to which the Partnership has agreed to issue and sell an aggregate of 23,660,386 Series D Preferred Units representing limited partner interests in the Partnership for a cash purchase price of $590 million. Capitalized terms used but not defined herein shall have the meaning given such terms in the Purchase Agreement. NuStar GP, in its own capacity and in its capacity as the general partner of the General Partner, in its capacity as the general partner of the Partnership, hereby waives any preemptive rights it may hold pursuant to Section 5.7 of the Partnership Agreement, with respect to the offering, issuance and sale of Series D Preferred Units pursuant to the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned executes this General Partner Waiver, effective as of the date first written above.

NUSTAR GP, LLC

By:
Name:
Title:

Schedule A

Purchaser and Address	Series D Preferred Initial Closing Units	Series D Preferred Second Closing Units
EIG Nova Equity Aggregator, L.P. c/o EIG Management Company, LLC 333 Clay Street, Suite 3500 Houston, Texas 77002 Attn: Matthew Hartman
With a copy to (which shall not constitute notice):	11,753,549	5,582,936
EIG Nova Equity Aggregator, L.P. c/o EIG Management Company, LLC 333 Clay Street, Suite 3500 Houston, Texas 77002 Attn: Austin Pearson
FS Energy and Power Fund c/o EIG Management Company, LLC 1700 Pennsylvania Avenue NW, Suite 800 Washington, DC 20006 Attn: Eric Long
with a copy to (which shall not constitute notice):	4,006,892	1,903,273
FS Energy and Power Fund c/o EIG Management Company, LLC 1700 Pennsylvania Avenue NW, Suite 800 Washington, DC 20006 Attn: Andrew P. Jamison

TOTAL	15,760,441	7,486,209

Schedule A-1

Schedule B

Material Subsidiaries

NuStar Logistics, L.P.

NuStar Permian Transportation and Storage, LLC

NuStar Pipeline Operating Partnership L.P.

NuStar Terminals N.V.

Shore Terminals LLC

St. Linden Terminal, LLC

Schedule B-1

Schedule C

Permitted Transferees

For purposes of this Purchase Agreement, Permitted Transferees means: (i) Atlantic Trust Company, N.A., (ii) Abu Dhabi Investment Authority, (iii) Anchorage Capital Partners (iv) Goldman Sachs & Co., LLC, (v) Highbridge Capital Management, LLC, (vi) Magnetar Capital LLC, (vii) Mubadala Investment Company, (viii) TPG Capital, or (ix) an investment fund, investment account or investment company, that is managed, advised or sub-advised by any of the entities listed in (i) through (viii) above.

Schedule C-1

Schedule D

Transaction Fees

EIG Management Company, LLC	$15,400,000.00
FS Energy and Power Fund	$5,250,000.00

Total Transaction Fees	$20,650,000.00

Reimbursable Expenses

EIG Management Company, LLC	$725,000.00

Total Reimbursable Expenses	$725,000.00

Schedule D-1